Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

IMPERVA, INC.,

SKYFENCE NETWORKS LTD.,

THE SELLERS LISTED ON THE ATTACHED SCHEDULE A

AND

OFER HENDLER, AS THE SELLERS’ REPRESENTATIVE

February 6, 2014

EXHIBITS

Exhibit A	-	Form of Founder Stock Restriction Agreement
Exhibit B	-	Necessary Consents
Exhibit C	-	Escrow Agreement

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2014 (the “Agreement Date”), by and among Imperva, Inc., a Delaware corporation (“Buyer”), SkyFence Networks Ltd., a company incorporated under the laws of the State of Israel (the “Company”), the shareholders of the Company listed on Schedule A hereto (each a “Seller” and collectively the “Sellers”), and Ofer Hendler, in his separate capacity as the Sellers’ Representative (as defined in Section 9.7).

RECITALS

A. Whereas, the Sellers are collectively the holders of the entire outstanding share capital of the Company, consisting of (i) 4,006,250 total shares of Company Ordinary Shares and (ii) 4,266,667 total shares of Company Preferred A Shares (each, a “Share,” and collectively, the “Shares”).

B. Whereas, the Shares constitute all shares of Company Capital Stock outstanding as of the date hereof.

C. Whereas, Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to the Buyer (such purchase of the Shares by Buyer from the Sellers, the “Share Exchange”).

D. Whereas, Buyer, on the one hand, and the Sellers and the Company (on behalf of the Sellers), on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Share Exchange as set forth herein.

E. Concurrently with the execution of this Agreement, the Founder Sellers have each entered into employment offer letters with Buyer, to be employed by the Company effective upon the Closing (the “Founder Sellers Offer Letters”).

NOW, THEREFORE, in consideration of the representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE SHARE EXCHANGE

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below in this Section 1.1:

(a) “Acquisition Proposal” means with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer) relating to, or involving: (i) any acquisition or purchase from the Sellers or the Company or the US Subsidiary by any Person or “group” (as defined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company in any single transaction or series of related transactions; (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property; or (iv) any other corporate transaction outside of the ordinary course of the Company’s business, the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Share Exchange.

(b) “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

(c) “Aggregate Consideration Value” means (A) US$59,900,000, reduced by (B) (i) an amount equal to the Closing Net Working Capital Shortfall, if any, and (ii) an amount in cash equal to incurred but unpaid Transaction Expenses, if any, or increased by (C) an amount equal to the Closing Net Working Capital Surplus, if any, and (D) increased by an amount equal to the Aggregate Exercise Price.

(d) “Aggregate Consideration Value in Buyer Common Stock” means the Aggregate Consideration Value divided by Buyer Stock Price Per Share.

(e) “Aggregate Exercise Price” means the sum of the exercise prices of all Vested Company Options that are In the Money.

(f) “Aggregate Founder Seller Cash Amount” means the US dollar ($) amount obtained by multiplying (i) the number of shares of Buyer Common Stock equal to the product obtained by multiplying (A) an amount equal to (I) the Founder Seller Company Capital Stock Amount multiplied by (II) ten percent (10%), by (B) the Equity Exchange Ratio by (ii) the Buyer Stock Price Per Share.

(g) “Aggregate Founder Seller Stock Amount” means the number of shares of Buyer Common Stock equal to the product obtained by multiplying (i) the Founder Seller Company Capital Stock Amount, by (ii) ninety percent (90%), by (iii) the Equity Exchange Ratio.

(h) “Aggregate Stock Consideration Amount” means the number of shares of Buyer Common Stock equal to the quotient of (i) the difference of (A) the Aggregate Consideration Value less (B) Aggregate Founder Seller Cash Amount, divided by (ii) the Buyer Stock Price Per Share.

(i) “Aggregate Non-Founder Seller Amount” means the number of shares of Buyer Common Stock equal to the product obtained by multiplying (i) the Non-Founder Seller Company Capital Stock Amount by (ii) the Equity Exchange Ratio.

(j) “Aggregate Seller Company Capital Stock Amount” means the aggregate number (without duplication) of shares of Company Capital Stock that are held by the Sellers immediately prior to the Closing.

(k) “Ancillary Agreements” means, collectively, the other certificates and documents required to be executed pursuant to this Agreement.

(l) “Business” means the business of the Company as currently conducted by the Company and the US Subsidiary and as currently proposed to be conducted by the Company and the US Subsidiary.

(m) “Business Day(s)” shall mean each day that is not a Friday, Saturday, Sunday or other day on which banking institutions located in either New York City, New York or Tel Aviv, Israel are authorized or obligated by law or executive order to close.

(n) “Buyer Common Stock” means the common stock, par value US$0.0001 per share, of Buyer.

(o) “Buyer Stock Price Per Share” means the average of the closing prices of Buyer Common Stock as quoted on the New York Stock Exchange for the sixty (60) consecutive trading days ending with the trading day that is one (1) trading day prior to the Closing Date.

(p) “Closing Net Working Capital Shortfall” means the amount, if any, by which (A) the Company Net Working Capital is less than (B) the Closing Net Working Capital Target.

(q) “Closing Net Working Capital Surplus” means the amount, if any, by which (A) the Company Net Working Capital is greater than (B) the Closing Net Working Capital Target.

(r) “Closing Net Working Capital Target” means $0.

(s) “Code” means the United States Internal Revenue Code of 1986, as amended.

(t) “Company 102 Options” means Company Options granted pursuant to Section 102(b)(2) of the Israeli Tax Code.

(u) “Company 102 Shares” means shares of the Company Capital Stock issued upon exercise of Company 102 Options.

(v) “Company 3(i) Options” means Company Options granted pursuant to Section 3(i) of the Israeli Tax Code.

(w) “Company Articles” means the Articles of Association of the Company, as amended to date.

(x) “Company Capital Stock” means the share capital of the Company, nominal value NIS 0.01 per share.

(y) “Company Closing Financial Certificate” means a certificate, in form and substance reasonably satisfactory to Buyer, executed by the Chief Executive Officer of the Company, on behalf of the Company and not in his personal capacity, dated as of the Closing Date, certifying the estimated amount as of the Closing Date of (i) the Company’s good faith estimate of the Company Net Working Capital including, in support of the calculations of the Company Net Working Capital, the Company’s estimated balance sheet as of the Closing Date prepared on a consistent basis with the Financial Statements, and (ii) incurred but unpaid Transaction Expenses. The Company Closing Financial Certificate shall be prepared by the Company in accordance with Israeli GAAP (as consistently applied by the Company) and shall fairly and accurately present the Company’s good faith best estimates (based on reasonable assumptions) as of the close of business on the Closing Date.

(z) “Company Equity Plan” means the Company’s 2013 Share Incentive Plan.

(aa) “Company Net Working Capital” means (i) the Company’s consolidated total current assets as of the close of business on the Closing Date (as defined by and determined in accordance with Israeli GAAP as applied in the Financial Statements) less (ii) the Company’s consolidated total current liabilities as of the close of business on the Closing Date (as defined by and determined in accordance with Israeli GAAP as applied in the Financial Statements). For purposes of calculating Company Net Working Capital: (A) the Company’s current liabilities shall include, without double counting (1) all Company Debt and (2) all Liabilities for Taxes as of the Closing Date, whether or not such Liabilities for Taxes would be then due and payable (including the employer portion of employee social Taxes, such as social security and Medicare Taxes) with respect to payments made or to be made in connection with options); (B) the Company’s current liabilities shall exclude (1) Transaction Expenses and (2) any obligations to pay severance to the Non-Continuing Employees to the extent arising out of or in connection with the Share Exchange and that have not been funded in full; and (C) the Company’s current assets shall exclude accounts receivable that are outstanding for more than seventy-five (75) days or that are otherwise doubtful. The calculation of Company Net Working Capital based on the Financial Statements and the methodology relating thereto is set forth in Schedule B, which the parties agree will be the methodology used in determining the Company Net Working Capital.

(bb) “Company Option” means an option to acquire shares of Company Capital Stock, whether issued under the Company Equity Plan or otherwise.

(cc) “Company Option Holder” shall mean a holder of Company Options.

(dd) “Company Ordinary Shares” means the ordinary shares of the Company, nominal value NIS 0.01 per share.

(ee) “Company Preferred A Shares” means shares of Preferred A Shares of the Company, nominal value NIS 0.01 per share.

(ff) “Company Securities” means Company Capital Stock and Company Options.

(gg) “Company Securityholder” means the Company Stockholders and Company Optionholders, collectively.

(hh) “Company Stockholder” means a holder of shares of Company Capital Stock.

(ii) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

(jj) “Delaware Law” means the General Corporation Law of the State of Delaware.

(kk) “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, security arrangement, collateral assignment, claim,

charge, adverse written claim of title in the Knowledge of the Company or the US Subsidiary, ownership, right to use, or restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, based on a contractual or proprietary right, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

(ll) “Equity Exchange Ratio” means the quotient of (i) the Aggregate Consideration Value in Buyer Common Stock divided by (ii) the Fully-Diluted Company Capital Stock Amount.

(mm) “Escrow Agent” means Tamir Fishman Employee Benefits Ltd., as escrow agent.

(nn) “Escrow Agreement” means the Escrow Agreement, dated as of the Closing, by and among Buyer, the Company, the Sellers, Sellers’ Representative and the Escrow Agent, the form of which is attached hereto as Exhibit C.

(oo) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(pp) “Expense Fund” means, an amount of US$100,000, in cash, to be wired transferred by Buyer at Closing to the Escrow Agent pursuant to the Escrow Agreement, for the subsequent use of Sellers’ Representative pursuant to Section 9.7 of this Agreement.

(qq) “Founder Seller” means each of Ofer Hendler and Michael Kanterovitch.

(rr) “Founder Seller Closing Cash Amount Per Share” means the US dollar ($) amount that is the quotient of (i) the Aggregate Founder Seller Cash Amount, divided by (ii) the Founder Seller Company Capital Stock Amount.

(ss) “Founder Seller Closing Stock Amount” means the number of shares of Buyer Common Stock equal to: (i) the Aggregate Founder Seller Stock Amount, less (ii) the Aggregate Founder Seller Indemnity Holdback Amount.

(tt) “Founder Seller Closing Stock Amount Per Share” means the number of shares of Buyer Common Stock equal to the quotient of (i) the Founder Seller Closing Stock Amount, divided by (ii) the Founder Seller Company Capital Stock Amount.

(uu) “Founder Seller Company Capital Stock Amount” means the aggregate number (without duplication) of shares of Company Capital Stock that are held by the Founder Sellers immediately prior to the Closing.

(vv) “Founder Seller Pro-Rata Share” means, with respect to each Founder Seller, the percentage interest equal to the quotient of (i) the Founder Seller Company Capital Stock Amount, divided by (ii) the Aggregate Seller Company Capital Stock Amount.

(ww) “Founder Seller Indemnity Holdback Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock equal to the product of (i) each Founder Seller Pro-Rata Share, multiplied by (ii) the Indemnity Holdback Amount.

(xx) “Fully-Diluted Company Capital Stock Amount” means the aggregate number (without duplication) of shares of Company Capital Stock (i) that are issued and outstanding immediately prior to the Closing or (ii) issuable upon exercise of any direct or indirect rights to acquire shares of Company Capital Stock, including Company Options, that are issued and outstanding immediately prior to the Closing (which shall include the Company Option granted to Drew Schuil on November 7, 2013 irrespective of whether such Company Option is canceled immediately prior to or in connection with the Closing) (reduced by the number of Company Options held by any Person who is not a Continuing Employee, which shall be terminated and extinguished as of the Closing).

(yy) “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied throughout the respective periods covered.

(zz) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

(aaa) “Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(bbb) “Indemnity Holdback Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock equal to thirty percent (30%) of the Aggregate Stock Consideration Amount.

(ccc) “Indemnity Pro Rata Share” means, with respect to each Seller, its Non-Founder Seller Pro-Rata Share or Founder Pro-Rata Share, as applicable of the Indemnity Holdback Amount.

(ddd) “Individual Founder Seller Closing Cash Amount” means, with respect to each Founder Seller, the US dollar ($) amount obtained by multiplying (i) the aggregate number of shares of Company Capital Stock held by such Founder Seller immediately prior to the Closing, by (ii) the Founder Seller Closing Cash Amount Per Share.

(eee) “Individual Founder Seller Closing Stock Amount” means, with respect to each Founder Seller, the number of shares of Buyer Common Stock (rounded down to the nearest whole number of shares of Buyer Common Stock) obtained by multiplying (i) an amount equal to (a) the aggregate number of shares of Company Capital Stock held by such Founder Seller immediately prior to the Closing, by (ii) the Founder Seller Closing Stock Amount Per Share.

(fff) “Individual Non-Founder Seller Closing Amount” means, with respect to each Non-Founder Seller, the number of shares of Buyer Common Stock (rounded down to the nearest whole number of shares of Buyer Common Stock) obtained by multiplying (i) the aggregate number of shares of Company Capital Stock held by such Non-Founder Seller immediately prior to the Closing, by (ii) the Non-Founder Seller Closing Amount Per Share.

(ggg) “Israeli 102 Tax Ruling” has the meaning set forth in Section 6.8(b).

(hhh) “Israeli GAAP” means generally accepted accounting principles applicable in Israel, consistently applied throughout the respective periods covered.

(iii) “Israeli Section 102 Interim Tax Ruling” has the meaning set forth in Section 6.8(b).

(jjj) “Israeli Tax Code” means the Israeli Income Tax Ordinance (New Version) - 1961 and the rules and regulations promulgated thereunder, as amended.

(kkk) “ITA” means the Israel Tax Authority.

(lll) “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the officers (vice-president level or higher) of such Person ((i) and (ii) being referred to herein as the “Knowledge Parties”); provided, that any individual or officer (vice-president level or higher) will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is contained in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or officer) in the direct possession of such individual, officer or any of the Knowledge Parties, including his or her personal files; and provided further, that any officer (vice-president level or higher) will also be deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such fact, circumstance, event or other matter is contained in one or more documents (whether written or electronic) contained in books and records of such officer’s employer that would reasonably be expected to be reviewed by an individual with the duties and responsibilities of such officer, or (B) such knowledge would reasonably be expected to be obtained from reasonable inquiry of the Persons charged with administrative or operational responsibility for such officer’s employer; it being understood that with respect to references of the Knowledge of the Company, such Knowledge shall (i) be limited to the Founder Sellers and (ii) include the Knowledge of the US Subsidiary.

(mmm) “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to the Company or the US Subsidiary or to any of their respective assets, properties or businesses.

(nnn) “Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, including those arising under any Legal Requirements and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP or Israeli GAAP, as applicable.

(ooo) “Material Adverse Change” or “Material Adverse Effect” when used with reference to any entity or group of related entities or to any business, means any change, event, violation, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably be likely to have, a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), liabilities (taken together), business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions or financial markets in the United States or any foreign markets where such entity has material operations or sales, generally (provided that such changes do not affect such entity disproportionately as compared to such entity’s similarly situated competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s similarly situated competitors) (C) changes in GAAP, Israeli GAAP, or applicable Legal Requirements (provided that such changes do not affect such entity disproportionately as compared to such entity’s similarly situated competitors); (D) the negotiation, execution, announcement or consummation of this Agreement and the transactions contemplated hereby or the taking of any action expressly required by this Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (E) the failure of such entity to meet any financial forecast, projection, estimate, prediction or models (provided that the underlying cause of such failure may be taken into account in making a determination as to whether a Material Adverse Effect has or would reasonably be expected to occur); and (F) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars.

(ppp) “NIS” means New Israeli Shekels.

(qqq) “NIS Exchange Rate” means the average of the NIS to US dollar exchange rate as quoted in the Wall Street Journal for the sixty (60) consecutive trading days ending with the trading day that is one (1) trading day prior to the Closing Date.

(rrr) “Non-Continuing Employee” means an employee of the Company who is not provided an offer of employment from Buyer to be employed by the Company effective upon the Closing (or effective upon a later date as agreed by Buyer and such employee).

(sss) “Non-Founder Seller” means each Seller that is not a Founder Seller.

(ttt) “Non-Founder Seller Closing Amount” means the number of shares of Buyer Common Stock equal to: (i) the Aggregate Non-Founder Seller Amount, less (ii) the Non-Founder Indemnity Holdback Amount.

(uuu) “Non-Founder Seller Closing Amount Per Share” means the number of shares of Buyer Common Stock equal to the quotient of (i) the Non-Founder Seller Closing Amount, divided by (ii) the Non-Founder Seller Company Capital Stock Amount.

(vvv) “Non-Founder Seller Company Capital Stock Amount” means the aggregate number (without duplication) of shares of Company Capital Stock that are held by the Non-Founder Sellers immediately prior to the Closing.

(www) “Non-Founder Seller Pro-Rata Share” means, with respect to each Non-Founder Seller, the percentage interest equal to the quotient of (i) the Non-Founder Seller Company Capital Stock Amount, divided by (ii) the Aggregate Seller Company Capital Stock Amount.

(xxx) “Non-Founder Seller Indemnity Holdback Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock equal to the product of the sum of (i) each Non-Founder Seller Pro-Rata Share, multiplied by (ii) the Indemnity Holdback Amount.

(yyy) “Paying Agent” shall mean Tamir Fishman Benefits Ltd. or Tamir Fishman Trusts 2004 Ltd., as applicable.

(zzz) “Permitted Encumbrances” means: (i) statutory liens for Taxes or governmental assessments that are not yet due and payable or that may thereafter be paid without penalty or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (vi) zoning, entitlement, building and other land use regulations imposed by Governmental Entity having jurisdiction over the Company’s leased premises which are not violated by the current use and operation thereof; (vii) rights to use of Intellectual Property established in positive Legal Requirements (e.g., as statutory “fair use”) and (viii) non-exclusive licenses of Intellectual Property Rights by the Company or the US Subsidiary granted under Company’s or the US Subsidiary’s standard form of end-user license agreement, a copy of which has been furnished to Buyer’s counsel, in the ordinary course of its business consistent with past practice.

(aaaa) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

(bbbb) “Post-Closing Adjustment Holdback Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock equal to US$80,000.

(cccc) “Pre-Closing Taxes” means any Taxes of the Company for a Taxable period or portion thereof ending on or prior to the Closing Date.

(dddd) “Regulation D Investor” has the meaning set forth in Section 3.4(b).

(eeee) “Regulation S Investor” has the meaning set forth in Section 3.4(b).

(ffff) “SEC” means the United States Securities and Exchange Commission.

(gggg) “Section 102 Trustee” means a trustee appointed by the Company and approved by the ITA to act as a trustee for the purposes of Section 102 and the Company Equity Plan which is currently Tamir Fishman Trusts 2004 Ltd. or any duly authorized successor thereto.

(hhhh) “Securities Act” means the United States Securities Act of 1933, as amended.

(iiii) “Seller Ancillary Agreements” means all Ancillary Agreements to which Seller is or will be a party.

(jjjj) “Subsidiary” or “subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

(kkkk) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any, indexation differentials, interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(llll) “Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), and any amendment to the foregoing, filed or required to be filed with respect to Taxes.

(mmmm) “Transaction Documents” means this Agreement and any agreement, document and instrument provided for or contemplated herein.

(nnnn) “Transaction Expenses” means all third party fees, costs, expenses, payments, and expenditures incurred by the Company prior to the Closing on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby, whether or not billed or accrued prior to the Closing (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the maximum amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Sellers, and any such fees, costs, expenses, payments, and expenditures incurred by the Company on behalf of the Sellers) and any amounts billed or accrued in respect of periods following the Closing directed by the Company prior to the Closing in connection with with this Agreement and the transactions contemplated hereby.

(oooo) “US Subsidiary” means SkyFence Networks, Inc., a Delaware corporation.

1.2 The Share Exchange; Establishment of Expense Fund.

(a) On the terms and subject to the conditions of this Agreement, each Seller agrees to sell, transfer and deliver to Buyer at the Closing, and Buyer agrees to acquire from each Seller, all of the shares of Company Capital Stock held by each such Seller as of immediately prior to the Closing free and clear of any and all Encumbrances. At the Closing, the parties hereto shall enter into the Escrow Agreement, pursuant to which Buyer shall deliver to the Escrow Agent on behalf of the applicable Sellers (at the applicable times described herein and therein) each of the Expense Fund, Individual Non-Founder Seller Closing Amount, Individual Founder Seller Closing Stock Amount, Individual Founder Seller Closing Cash Amount, Post-Closing Adjustment Holdback Amount and Indemnity Holdback Amount. Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall hold such funds on behalf of the applicable Sellers and subsequently distribute such funds to such applicable Sellers upon satisfaction of the conditions set forth therein.

(b) Non-Founder Sellers. In exchange for all of the shares of Company Capital Stock held by each Non-Founder Seller immediately prior to the Closing, Buyer will deliver (or cause to be delivered) to the Escrow Agent on behalf of each such Non-Founder Seller: (i) at the Closing, such Non-Founder Seller’s Individual Non-Founder Seller Closing Amount, (ii) subject to the final resolution of any dispute in accordance with Section 1.8 below, within seventy-five (75) calendar days after the Closing (such date of delivery, the “Adjustment Holdback Date”), such Non-Founder Seller’s Pro Rata Share of the Post-Closing Adjustment Holdback Amount, if any, and (iii) subject to reduction for Indemnifiable Damages pursuant to the indemnification obligations of the Sellers under ARTICLE 9, following the expiration of the Claims Period in accordance with ARTICLE 9, such Non-Founder Seller’s Pro Rata Share of the Indemnity Holdback Amount.

(c) Founder Sellers. In exchange for all of the shares of Company Capital Stock held by each Founder Seller immediately prior to the Closing, Buyer will deliver (or cause to be delivered) to the Escrow Agent on behalf of each such Founder Seller: (i) at the Closing, such Founder Seller’s Individual Founder Seller Closing Stock Amount, (ii) at the Closing, such Founder Seller’s Individual Founder Seller Closing Cash Amount, (iii) subject to the final resolution of any dispute in accordance with Section 1.8 below, on the Adjustment Holdback Date, such Founder Seller’s Pro Rata Share of the Post-Closing Adjustment Holdback Amount, if any, and (iv) subject to reduction for Indemnifiable Damages pursuant to the indemnification obligations of the Sellers under ARTICLE 9, following the expiration of the Claims Period in accordance with ARTICLE 9, such Founder Seller’s Pro Rata Share of the Indemnity Holdback Amount. Notwithstanding the provisions of this Section 1.2(c), the Aggregate Founder Seller Stock Amount to be received by the Founder Sellers pursuant to this Section 1.2(c) shall be subject to forfeiture provisions pursuant to and as set forth in a Founder Stock Restriction Agreement, the form of which is attached hereto as Exhibit A (the “Founder Stock Restriction Agreement”), to be executed by each Founder Seller and delivered to Buyer at the Closing.

(d) The number of shares of Buyer Common Stock each Seller is entitled to receive pursuant to Sections 1.2(b) and (c), for the shares of Company Capital Stock held by such Seller as of the Closing shall be rounded down to the nearest whole number of shares of Buyer Common Stock and computed after aggregating all shares of Company Capital Stock held by such Seller immediately prior to the Closing. Pursuant to the discretion of the Board of Directors of the Company in accordance with Section 11.3(i) of the Company Equity Plan, it is clarified that the provisions of this sub-section shall apply mutatis mutandis to the Company 102 Shares.

(e) On the terms and subject to the conditions of this Agreement, each Company Option held by an employee of the Company who accepts an offer of employment from Buyer to be employed by the Company effective upon the Closing (or effective upon a later date as agreed by Buyer and such employee) (a “Continuing Employee”) that is unexpired, unexercised and outstanding immediately prior to the Closing whether vested or unvested, shall be assumed by Buyer. In connection therewith, Buyer will assume the Company Equity Plan, mutatis mutandis (including for the effect of conversion to Buyer Common Stock and the Equity Exchange Ratio). Each assumed Company Option shall continue to be subject to the provisions of the Company Equity Plan, mutatis mutandis. Each such Company Option so assumed by Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Equity Plan and the applicable award agreement) as are in effect immediately prior to the Closing, except that (i) such award shall be exercisable for that number of whole shares of Buyer Common Stock (rounded down to the nearest whole number of shares of Buyer Common Stock, with cash being payable for any fractional share eliminated by such rounding) equal to the product of (A) the number of Company Ordinary Shares that were issuable upon exercise of such award immediately prior to the Closing, multiplied by (B) the Equity Exchange Ratio, (ii) the per share exercise price applicable to the shares of Buyer Common Stock issuable upon exercise of such assumed award (if applicable) shall be equal to the quotient (rounded up to the next whole cent) of (A) the exercise price per Company Ordinary Share at which such award was exercisable immediately prior to the Closing, as converted to US dollars ($) per the NIS Exchange Rate if stated in NIS, divided by (B) the Equity Exchange Ratio, (iii) subject to Section 6.12, any rights to the accelerated vesting of an assumed Company Option shall be waived by the applicable Continuing Employee prior to the Closing, and (iv) no assumed Company Option may be exercised prior to the determination of the Equity Exchange Ratio or “early exercised” (i.e., an assumed award may be exercised for shares of Buyer Common Stock only to the extent the assumed award is vested at the time of exercise pursuant to the applicable vesting schedule). Consistent with the terms of the Company Equity Plan and the documents governing the outstanding awards under such plan as in effect on the Agreement Date, the consummation of the Share Exchange and the other transactions contemplated by this Agreement and the other Transaction Documents shall not terminate any of the outstanding Company Options held by Continuing Employees or accelerate the exercisability or vesting of such awards or the shares of Buyer Common Stock which shall be subject to those options upon Buyer’s assumption of the options in the Share Exchange. As soon as reasonably practicable after the determination of the Equity Exchange Ratio, Buyer shall issue to each Continuing Employee who immediately prior to the Closing was a holder of an outstanding Company Option an electronic document evidencing the foregoing assumption of such award by Buyer.

(f) Each Company Option held by a Person who is not a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Closing, whether vested or unvested, will be duly, validly and entirely cancelled, terminated and extinguished in accordance with its terms by virtue of the Share Exchange and without any further action on the part of any holder thereof and/or the terms of a written agreement (in form and substance reasonably satisfactory to Buyer) executed by such holder and delivered to Buyer, effective as of the Closing without any assumption or conversion thereof and without any present or future right of such holder to receive any payment or consideration.

1.3 Closing. The consummation of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures, or at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree at 10:00 a.m. local time on (a) a date to be mutually agreed upon by the Buyer and the

Seller’s Representative or (b) the date that is three (3) Business Days after all of the conditions set forth in ARTICLE 7 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing or on the Closing Date, as defined below). The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

1.4 Total Stock Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate number of shares of Buyer Common Stock to be issued by Buyer to the Sellers under the terms of this Agreement exceed (a) an amount equal to the Aggregate Stock Consideration Amount (taking into account the assumptions of the Company Options pursuant to Section 1.2(e)), or (b) twenty percent (20%) of the outstanding shares of Buyer Common Stock as of the Closing Date, it being the understanding of the parties that any consideration payable in excess of the foregoing limitations shall be paid to the Sellers in cash (in lieu of equity) as otherwise provided in this Agreement.

(a) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Buyer Common Stock occurring after the date hereof and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(b) Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Closing are personal to each such Company Securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence or with the Consent of Buyer) shall be null and void.

(c) Fractional Shares. No fractional shares of Buyer Common Stock will be issued in connection with the Share Exchange but, in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating for each particular stock certificate or instrument representing Company Capital Stock all fractional shares of Buyer Common Stock to be received by such holder) shall receive from Buyer an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Buyer Stock Price Per Share.

1.5 Tax Matters. Notwithstanding anything to the contrary in this Section 1.5, any consideration which a holder of Company 102 Shares, Company 102 Options or Company 3(i) Options has the right to receive pursuant to Section 1.2 in respect of such Company 102 Shares, Company 102 Options or Company 3(i) Options, shall be transferred (or caused to be transferred) by Buyer directly to the Section 102 Trustee (with respect to the Company 102 Shares and Company 102 Options), at the Closing (and with respect to any Company 102 Shares, pursuant to the terms of Section 1.2 above), in accordance with the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained, and shall be held in trust pursuant to the applicable provisions of the Israeli Tax Code (including Section 102 and Section 3(i) thereof, as applicable) and the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained. Notwithstanding anything in this Section 1.5 to the contrary, if any withholding or deduction of Taxes or other amounts is imposed by any jurisdiction other than Israel with respect to such Company 102 Shares, Company 102 Options or Company 3(i) Options, the Buyer, and any Person acting on its behalf (each, a “Payor”) shall be entitled to deduct and withhold from the net consideration delivered to the holders thereof the amount of withholdings or deductions for Taxes required by Legal Requirements to be deducted and withheld.

1.6 No Liability. Neither Buyer nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 No Further Ownership Rights in the Company Capital Stock or Company Options. The Aggregate Consideration Value paid in cash and Shares of Buyer Common Stock issued or issuable under the terms of this Agreement shall be paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Options. From and after the Closing, the holders of Company Securities shall cease to have any rights with respect to Company Capital Stock and Company Options. At the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the shares of Company Capital Stock or Company Options which were issued and outstanding immediately prior to the Closing. If, after the Closing, any instrument representing shares of Company Capital Stock or Company Options is presented to the Company or to Buyer for any reason, such instrument shall be canceled and exchanged as provided in this ARTICLE 1.

1.8 Company Net Working Capital Adjustment.

(a) The Company shall deliver the Company Closing Financial Certificate to Buyer not less than three (3) Business Days prior to the Closing Date.

(b) Within forty-five (45) days after the Closing, Buyer may object to the calculations of the Company Net Working Capital included in the Company Closing Financial Certificate (the “Financial Calculations”) by delivering to the Sellers’ Representative a certificate signed by an officer of Buyer (the “Buyer Financial Notice”) setting forth Buyer’s calculation of Company Net Working Capital and the amount by which Company Net Working Capital as calculated by Buyer is more or less than Company Net Working Capital as set forth in the Company Closing Financial Certificate together with supporting documentation, information and calculations. Any Buyer Financial Notice shall be prepared in accordance with GAAP (as consistently applied by the Company) and shall take into account any information not available to the parties at the time the Company Closing Financial Certificate shall have been delivered.

(c) The Sellers’ Representative may object to the Financial Calculations set forth in the Buyer Financial Notice by providing written notice of such objection to Buyer, within thirty (30) days after Buyer’s delivery of the Buyer Financial Notice (the “Notice of Objection” and the “Objection Period”, respectively). Buyer shall provide an auditing firm reasonably acceptable to both the Buyer and Sellers’ Representative (the “Reviewing Accountant”) with a copy of the Notice of Objection and the Buyer Financial Notice within two (2) Business Days of such Notice of Objection. The Sellers’ Representative’s failure to timely provide the Notice of Objection shall be deemed an acceptance by Sellers’ Representative (on behalf of all Sellers) of the Financial Calculations set forth in the Buyer Financial Notice. The Sellers’ Representative and its representatives and agents shall be given reasonable access (including electronic access, to the extent available), at any time prior to the expiry of the Objection Period, during Buyer’s and/or the ’Company’s (as the case may be) normal business hours (or such other times as the parties may agree) to the books and records of the Company, as they may reasonably require, and reasonable access during normal business hours to such personnel or representatives of the

Company and Buyer (and such other applicable Subsidiaries) (including but not limited to accountants and the individuals responsible for preparing the Buyer Financial Notice) for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Buyer Financial Notice and/or the Financial Calculations as set forth in the Buyer Financial Notice.

(d) If the Sellers’ Representative timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to ten (10) Business Days following Buyer’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

(e) If, after such ten (10) Business Days period, the Sellers’ Representative and Buyer cannot resolve any such disagreement, then the Reviewing Accountant shall review only the matters in the Notice of Objection that are still disputed by Buyer and the Sellers’ Representative and the Financial Calculations to the extent relevant thereto. After review of such calculations and other information that the Reviewing Accountant in its sole discretion determines is relevant, the Reviewing Accountant shall promptly determine the resolution of such remaining disputed items (and the parties shall instruct the Reviewing Accountant to make such determination within ten (10) days following submission) and a reasonably detailed explanation of the basis for such determination and the Reviewing Accountant shall provide Buyer and the Sellers’ Representative with a calculation of Company Net Working Capital and/or Company Cash in accordance with such determination and such determination and explanation shall be final and binding on the parties.

(f) If either the Company Net Working Capital, as finally determined pursuant to this Section 1.8 (the “Final Net Working Capital”), is less than (that is, more negative than) the Company Net Working Capital set forth in the Company Financial Closing Certificate (such difference, a “Final Net Working Capital Shortfall”), then each Seller will severally but not jointly, based on such Seller’s Indemnity Pro Rata Share, indemnify and hold harmless Buyer, and Buyer shall have the right to retain from the Post-Closing Adjustment Holdback Amount, a number of shares of Buyer Common Stock (rounded down to the nearest whole number) equal to the Final Net Working Capital Shortfall, if any, based on the Buyer Stock Price Per Share.

(g) If the Final Net Working Capital , is more than (that is, more positive than) the Company Net Working Capital set forth in the Company Financial Closing Certificate (such difference, the “Positive Adjustment Amount”), then Buyer shall deliver (or caused to be delivered) to each Seller, as soon as reasonably practicable, and in any event within five (5) Business Days, such Seller’s Indemnity Pro Rata Share of the number of shares of Buyer Common Stock (rounded down to the nearest whole number) equal to such Positive Adjustment Amount, based on the Buyer Stock Price Per Share, and cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.4(c) above. Any such upward or downward adjustment in respect of the Final Net Working Capital will be reflected in the calculation of the Post-Closing Adjustment Holdback Amount to be distributed to the Sellers, each in accordance with its respective Non-Founder Seller Pro-Rata Share or Founder Seller Pro-Rata Share, as applicable, after the Closing pursuant to Sections 1.2(b) and (c).

1.9 Tax Consequences. Buyer makes no representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Share Exchange, or any of the Tax consequences to the Sellers or any other Company Securityholder of this Agreement, the Share Exchange or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Sellers and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Share Exchange and the other transactions and agreements contemplated hereby.

1.10 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the respective Company Securityholder when due, and each Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees.

(a) Withholding Rights. Each Payor shall be entitled to (i) deduct and withhold from the Aggregate Net Consideration Amount and from any other payments otherwise required to be made to any Person pursuant to this Agreement (each, a “Payee”) such amounts in cash or in shares of Buyer Common Stock as such Payor is required to deduct and withhold from consideration due to such Payee or in connection therewith with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law and (ii) request any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any other proof of exemption from withholding or any similar information, from any Company Securityholder and any other recipient of any payment hereunder. Each Payor shall promptly pay the amount deducted or withheld to the proper Tax authority in accordance with the applicable Legal Requirements. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made. The withholding party shall promptly provide to the Payee from which such amounts were withheld or deducted written confirmation of the amount so withheld or deducted. Buyer shall be entitled to sell the portion of the total shares of Buyer Common Stock otherwise deliverable to a Company Securityholder that is required to enable the relevant Payor to comply with such deduction or withholding requirement. Buyer or the Company shall notify the relevant Company Securityholder that such sale and withholding or deduction was made and remit to such Company Securityholder any balance of the proceeds of such sale not applied to the payment of Taxes less any costs or expenses incurred by the relevant Payor in connection with such sale.

(b) Notwithstanding the provisions of Sections 1.9(a) above but subject to sections (f) and (g) below, with respect to Israeli Tax, all amounts (cash or stock) payable to the Company Stockholders shall be retained by the Paying Agent for a period of up to one hundred and eighty (180) days from the Closing Date or an earlier date required in writing by a Company Stockholder in respect of its applicable portion of its consideration or as otherwise required by the ITA (the “Withholding Drop Date”) (during which time neither the Payor nor the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each such Company Stockholder (acting for itself or through an agent) may obtain a certification or ruling (the “Withholding Certificate”) issued by the ITA, in form and substance acceptable to Buyer (x) exempting Buyer from the duty to withhold Israeli Taxes with respect to the applicable consideration of such Company Stockholder, (y) determining the applicable rate of Israeli Tax to be imposed on the applicable consideration of such Company Stockholder or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Company Stockholder. In the event that prior to the Withholding Drop Date, a Company Stockholder (or an agent acting on its behalf) submits to Buyer a Withholding Certificate, in form and substance acceptable to Buyer, the Paying Agent shall act in accordance with the provisions of such Withholding Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign Tax Law (other than Israeli Tax Law).

If any Company Stockholder entitled to payment hereunder (i) does not provide the Buyer with a Withholding Certificate, in form and substance acceptable to buyer, prior to the Withholding Drop Date, or (ii) submits a written request to Buyer and the Paying Agent to release his, her or its portion of the applicable consideration prior to the Withholding Drop Date and fails to submit a Withholding Certificate at or before such time, in form and substance acceptable to Buyer, then the amount to be withheld from such Company Stockholder’s portion of the applicable consideration shall be calculated according to the applicable withholding rate as determined by Buyer in accordance with Section 1.9(a) above, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the Israeli Income Tax Code for the time period between the fifteenth (15th) calendar day of the month following the month during which the Closing Date occurs and the time the relevant payment is made, and calculated in NIS based on a dollars to NIS exchange rate not lower than the effective exchange rate at the Closing Date and in such manner as Buyer reasonably determines to be in accordance with applicable Law. For the purpose of this section, the value of the shares shall be equal to the higher of (a) the closing price of a Buyer Common Stock as quoted on the New York Stock Exchange on the Closing Date increased by interest plus linkage differences as defined in Section 159A of the Israeli Income Tax Code, as described above, and (b) the closing price of a Buyer’s share as quoted on the New York Stock Exchange on the day of the Withholding Drop Date or of the request for release (in which case, notwithstanding the above, the amount of tax withheld will not be increased by interest plus linkage differences as defined in Section 159A of the Israeli Income Tax Code, as described above). Any currency conversion commissions will be borne by the applicable Company Stockholder and deducted from payments to be made to such Company Stockholder.

For the avoidance of doubt, in the absence of a Withholding Certificate which also applies to the Company Stockholder’s portion of the Indemnity Holdback Amount and the Expense Fund, the applicable amount to be withheld from such Company Stockholder’s portion of any amount deposited with the Paying Agent will be calculated (as provided above) also on such Company Stockholder’s portion of the Indemnity Holdback Amount and the Expense Fund, and will be deducted, and delivered to the ITA as provided above.

(c) To the extent any amounts are required to be deducted or withheld from payments made in cash or in shares, such amounts will be withheld first from the cash portion of the consideration. In the event such cash amounts required to be deducted or withheld exceed the cash portion of the consideration paid to the relevant Company Stockholder, the Payor shall be entitled to sell the portion of share consideration otherwise deliverable to the relevant Company Stockholder that is required to enable the Payor to comply with such deduction or withholding requirement. The Payor shall notify the relevant Company Stockholder that such sale and withholding or deduction was made and remit to such Company Stockholder any balance of the proceeds of such sale not applied to the payment of Taxes less any costs or expenses incurred in connection with such sale.

(d) The Company, the Company Stockholders and the Sellers’ Representative shall release the Buyer and the Paying Agent from any responsibility concerning the sale of shares, in the circumstances described in this section, including the Paying Agent use of discretion, the sales price of the shares, and timing of the sale provided that the shares, are sold at market values via stock exchange where the shares may be lawfully traded.

(e) Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on a conversion rate not lower than applicable rate on the Closing Date and in such manner as the Buyer reasonably determines to be in compliance with the applicable Law and any currency conversion commissions will be borne by the applicable Company Stockholder and deducted from payments to be made to such Company Stockholder.

(f) The Company and the Sellers may prepare and file with the ITA an application for a ruling permitting any Sellers who elect to become a party to such a tax ruling (the “Electing Holder”), to defer any applicable Israeli tax with respect to any consideration in Buyer Common Stock that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Buyer Common Stock by such Electing Holder or such other date set forth in Section 104(h) of the Israeli Tax Code (the “104(h) Tax Ruling”). Buyer shall cooperate with the Company and the Sellers and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104(h) Tax Ruling provided that the 104(h) Tax Ruling shall not impose any restrictions or obligations on Buyer, the Company or the US Subsidiary and that any costs associated with the application for the 104(h) Tax Ruling shall be fully borne by the Company. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104(h) Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company and the Sellers shall not make any application to the ITA with respect to any matter relating to the 104(h) Tax Ruling without first consulting with the Buyer’s Israeli legal counsel and granting Buyer’s legal counsel the opportunity to review and comment on the draft application, and will inform Buyer’s counsel of the content of any discussions and meetings relating thereto. Notwithstanding the provisions of Section 1.09(a) above, if the 104(h) Tax Ruling shall be received and delivered to Buyer prior to the applicable withholding date, then the provisions of the 104(h) Tax Ruling shall apply and all applicable withholding and reporting procedures shall be made in accordance with the provisions of the 104(h) Tax Ruling and Section 104(h) of the Israeli Tax Code.

(g) In the event that a Seller (i) did not receive or elect to join the 104(h) Tax Ruling; and (ii) does not produce a Withholding Certificate or produces a Withholding Certificate that does not, to the Buyer’s reasonable satisfaction, exempt withholding in respect of such Seller portion of the consideration, and (iii) the price of the Buyer Common Stock falls below 50% of its price as of the Closing Date, Payor shall be entitled to sell any Buyer Common Stock allocable to such Seller in order to pay the full withholding Tax due in respect of the share portion of the consideration, including the shares deposited in the Indemnity Holdback Amount, where such withholding is based on the value of such shares not lower than their value on the Closing Date.

(h) Notwithstanding anything to the contrary in this Section 1.10, any consideration which a holder of Company 102 Shares or Company 102 Options has the right to receive pursuant to Section 1.2 in respect of such Company 102 Shares or Company 102 Options, shall be transferred (or caused to be transferred) by Buyer directly to the Section 102 Trustee (with respect to the Company 102 Shares and Company 102 Options), at the Closing (and with respect to any Company 102 Shares, pursuant to the terms of Section 1.2 above), in accordance with the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained, and shall be held in trust by the Section 102 Trustee, as applicable, pursuant to the applicable provisions of the Israeli Tax Code (including Section 102) and the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained. The Section 102 Trustee shall be responsible for holding such consideration, in accordance with the terms and conditions of Section 102 of the Israeli Tax Code (as applicable), the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable) and the trust documents governing the trust held by the Section 102 Trustee.

(i) Notwithstanding anything to the contrary in this Section 1.9, with respect to non-Israeli resident holders of Company Options, which were granted such options in consideration for work or services performed outside of Israel for a non-Israeli resident subsidiary of the Company (and will provide Buyer with an appropriate executed declaration, to the full satisfaction of Buyer, regarding their non-Israeli residence and confirmation that they were granted such Company Options in consideration for work or services performed outside of Israel for a non-Israeli resident subsidiary of the Company, in a form agreed between the Company and the Buyer), the payment of any consideration which such holders have the right to receive shall not be subject to any withholding or deduction of Israeli Tax.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter delivered by the Company (on behalf of the Sellers) to Buyer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (which disclosures shall apply to and qualify this Section and, if applicable, the Subsection of this ARTICLE 2 to which it refers, provided, however, that any disclosure made therein shall apply to and qualify any other Section or Subsection of this ARTICLE 2 where the relevance of such disclosure is readily apparent on the face of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Sellers to Buyer under this ARTICLE 2), the Company represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows (any references to the Company in this ARTICLE 2 shall be deemed to include, to the extent applicable, the US Subsidiary), whether or not the representations herein explicitly refer to the US Subsidiary):

2.1 Organization, Standing, Power and Subsidiaries.

(a) The Company and the US Subsidiary are corporations duly organized, validly existing and, if applicable, in good standing under the laws of their jurisdiction of organization. The Company and the US Subsidiary have the corporate power to own, operate and lease their properties and to conduct their respective business and are duly qualified to do business and, as applicable, are in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, could reasonably be expected to be material to the Company or the US Subsidiary. Except for the US Subsidiary, the Company has and, since its inception has had, no Subsidiaries or any equity or ownership interest, whether direct or indirect, in any Person. The Company is the owner of all of the issued and outstanding shares of capital stock of the US Subsidiary, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal created by Legal Requirements, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the US Subsidiary or any Contract to which the US Subsidiary is a party or by which it is bound. There are no rights to purchase shares of capital stock or other securities convertible or exercisable for capital stock of the US Subsidiary.

(b) Neither the Company nor the US Subsidiary is the subject of any proceeding seeking liquidation, reorganization or similar relief under any bankruptcy, insolvency, receivership or similar law or has applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or the US Subsidiary or for a substantial part of its assets.

(c) Schedule 2.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of: (i) the names of the members of the board of directors of the Company and the US Subsidiary; (ii) the names of the members of each committee of the board of directors of the Company and the US Subsidiary; and (iii) the names and titles of the officers of the Company and the US Subsidiary.

2.2 Capital Structure.

(a) The authorized share capital of the Company is NIS 145,334 divided into 10,266,733 Company Ordinary Shares and 4,266,733 Company Series A Preferred Shares. The Shares are the only shares of Company Capital Stock that are and will be issued and outstanding as of the Agreement Date and the Closing Date (except for such additional Company Ordinary Shares that may be issued pursuant to the exercise of Company Options outstanding as of the Agreement Date as set forth in Schedule 2.2(a) of the Company Disclosure Letter). As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Equity Plan as set forth in Schedule 2.2(a) of the Company Disclosure Letter. Schedule A hereto and Schedule 2.2(a) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any Company Capital Stock, the number of such shares so owned by such Person and whether the shares are Company 102 Shares. With respect to the shares that are Company 102 Shares, Schedule 2.2(a) will further detail the date of grant, the sub-section under which such Company 102 Share is subject to Tax, and for Company 102 Shares subject to Section 102(b)(2) of the Israeli Tax Code, the date of deposit of such Company 102 Shares with the Section 102 Trustee and the date of deposit of the Company Options, pursuant to which such Company 102 Shares were issued, with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the applicable award agreement with the Section 102 Trustee. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in the Company Articles, are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute or any Contract to which the Company is a party or by which the Company is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. Except as set forth in that certain Investor’s Rights Agreement dated as of August 30, 2012, by and among the Company and certain Company Stockholders, the Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock and all Company Options were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.

(b) As of the Agreement Date, the Company has reserved 2,000,000 Company Ordinary Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 164,000 shares are subject to outstanding and unexercised Company Options, and 1,836,000 shares remain available for issuance thereunder.

Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Equity Plan, including the number of Company Ordinary Shares subject to each Company Option, the date of grant, the vesting schedule (and the terms of any acceleration thereof), the number of options which are vested, the number of shares which are unvested, the exercise price per share, whether each such Company Option was granted and is subject to Tax pursuant to Section 3(i) of the Israeli Tax Code or Section 102 thereof and specifying the subsection of Section 102 of the Israeli Tax Code pursuant to which the Company Option will be Taxed, and for Company Options subject to Section 102(b)(2) of the Israeli Tax Code, the date of deposit of such Company Options with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the applicable award agreement with the Section 102 Trustee (and with respect to Company Options granted to United States residents, if any, the Tax status of such option under Section 422 of the Code), an indication of whether such holder is an employee of the Company or the US Subsidiary, the term of each Company Option, the plan from which such Company Option was granted and the residence of such holder. In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates which holders of outstanding Company Options are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company. A correct and complete copy of the Company Equity Plan, all agreements and instruments relating to or issued under the Company Equity Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such award) have been provided to Buyer’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Buyer’s counsel, and except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Buyer’s counsel. The terms of the Company Equity Plan permit the cancellation and exchange of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholders, or otherwise and, except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, without any acceleration of the exercise schedule or vesting provisions in effect for those Company Options. Except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, no benefits under the Company Equity Plan will accelerate in connection with the Share Exchange or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Buyer or the US Subsidiary, or any other event, whether before, upon or following the Share Exchange or otherwise. Except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, no other outstanding Company Options, whether under the Company Equity Plan or otherwise, will be accelerated in connection with the Share Exchange or any other transaction contemplated by this Agreement.

(c) Other than as set forth on Schedules 2.2(a) and 2.2(b) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any Company Options or other rights to purchase shares of Company Capital Stock or other securities of the Company, from the Company or, the Knowledge of the Company, from any Company Securityholder (“Company Stock Rights”).

(d) No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e) Except for the Company Options described in Schedule 2.2(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, Company Options or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, warrant, call, right or Contract. Except as set forth in Schedule 2.2(e) of the Company Disclosure Letter and in the Company Articles, there are no Contracts relating to the voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company and any Company Securityholder, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, or (ii) to the Knowledge of the Company, between or among any of the Sellers and any other Person.

(f) The Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner (and, if applicable and known to the Company, the beneficial owner) of any shares of Company Capital Stock and/or Company Options and the number and kind of such shares so owned, or subject to Company Options so owned, by such Person, and whether such Person is or was an employee of the Company. The number of such shares set forth as being so owned, or subject to Company Options so owned, by such Person will constitute the entire interest of such person in the issued and outstanding capital stock, voting securities or other securities of the Company as of the Closing and immediately prior to the Closing (except for such additional Company Ordinary Shares that may be issued pursuant to the exercise of Company Options outstanding as of the Agreement Date as set forth in Schedule 2.2 (b) of the Company Disclosure Letter). As of the Closing and immediately prior to the Closing, no other Person not disclosed in the Spreadsheet will have any Company Stock Rights or otherwise have a right to acquire or receive any shares of Company Capital Stock and/or Company Options or other securities of the Company from the Company, nor shall any Person have a right to receive any compensation in consideration for or in lieu of any securities of the Company other than as set forth in the Spreadsheet. In addition, the shares of Company Capital Stock and Company Options disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Company Articles or any Contract to which the Company or any of the Sellers is a party or by which it is bound. The calculation and allocation of the number of shares and fractional share payments to each of the Persons set forth in the Spreadsheet, will be, when delivered, accurate and complete and in accordance with this Agreement. No holder of any Company Capital Stock is entitled to receive consideration in priority or preference to other holders pursuant to the transactions contemplated hereunder.

(g) Except as set forth in Schedule 2.2(g) of the Company Disclosure Letter or otherwise provided in this Agreement, no Seller, in its capacity as a stockholder, director or officer of the Company, will be entitled to any indemnity, reimbursement or other similar rights from Buyer, the Company or any of their respective Subsidiaries, including, without limitation, by virtue of such Seller’s investment in the Company or any other Contract (other than routine expense reimbursements to employees of the Company or the US Subsidiary consistent with Company policy (whether or not written)), and no obligation, liability or other circumstances shall exist at the Closing that give or may give rise to any liability of Buyer, the Company or the US Subsidiary to any Seller, other than as specifically set forth in ARTICLE 1 of this Agreement.

2.3 Authority; Noncontravention.

(a) Subject to the execution of this Agreement by each of the Sellers, the Company has and shall have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, when executed and delivered, duly executed and delivered by the Company and constitutes or will constitute, as applicable, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company’s board of directors, has approved and adopted this Agreement and the other Transaction Documents to which the Company is a party and approved the Share Exchange and the other transactions contemplated hereby and thereby, determined that this Agreement, the other Transaction Documents to which the Company is a party and the terms and conditions of the Share Exchange and this Agreement and the other Transaction Documents to which the Company is a party are advisable and in the best interests of the Company and the Company Stockholders, and unanimously recommended that all of the Company Stockholders adopt this Agreement and the other Transaction Documents to which the Company is a party. The affirmative votes of the holders of (x) a majority of the Company Capital Stock (voting as a single class on an as-converted basis) and (y) holders of the majority of the Company Series A Preferred Shares (voting as a separate class) are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and the other Transaction Documents to which the Company is a party and approve the Share Exchange pursuant to Israeli Legal Requirements.

(b) The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Company Articles or other equivalent organizational or governing documents of the Company, in each case as amended to date, (B) any Contract of the Company or any Contract applicable to any of its properties or assets, or (C) any Legal Requirements applicable to the Company or any of its material properties or assets.

(c) No consent, approval, order or authorization of, or registration, notice to, or declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

2.4 Financial Statements; Governmental Grants.

(a) The Company has delivered to Buyer the unaudited consolidated profit and loss statement and balance sheet of the Company for the period commencing upon its inception and ending December 31, 2012 and for the twelve-month period ended December 31, 2013 (including, in each case, balance sheets and statements of profit and loss) (collectively, the “ Financial Statements”). The Financial Statements are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are consistent with the books and records of the Company in all material respects, (ii) fairly and accurately present, in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified, and (iii) are true, complete and correct in all material respects.

(b) The Company has no Liabilities of any nature nor does the US Subsidiary have any Liabilities of any nature, in each case, other than (i) those set forth or adequately provided for Financial Statements , (ii) those incurred in the conduct of the Company’s business since November 30, 2013 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, (iii) those that are not otherwise material in nature or amount to the Company, taken as a whole, (iv) executory obligations under Contracts entered into by the Company in the ordinary course of business consistent with past practice and existing as of the date hereof (other than Liabilities resulting from any breach of Contract or from any Legal Requirement, or (v) those incurred by the Company in connection with the execution of this Agreement and the other Transaction Documents to which the Company is a party.

(c) Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet material Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Without limiting the generality of the foregoing, neither the Company nor the US Subsidiary guarantees any debt or other obligation of any other Person.

(d) There is no indebtedness of the Company or the US Subsidiary for money borrowed (“Company Debt”).

(e) Neither the Company nor the US Subsidiary has any outstanding loans or advances (other than routine expense advances to employees of the Company or the US Subsidiary consistent with past practice or accounts payable and similar current assets) to, or any investments in or capital contributions to, any Person (other than ordinary course funding to the existing Subsidiaries in order to fund operations in immaterial amounts consistent with past practice), and there are no material amounts owing to the Company or the US Subsidiary other than accounts receivable that have arisen in the ordinary course of business.

(f) Schedule 2.4(f) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company and the US Subsidiary maintains accounts and the names of all persons authorized to make withdrawals therefrom.

(g) The accounts receivables, if any, shown on the Financial Statements arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges. The Company has not received a notice indicating that any of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim which, in the aggregate, amount to US$20,000 or more, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.

(h) Neither the Company nor the US Subsidiary has ever applied for or is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Entity, including, without limitation, the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, the Investment Center of the Israeli Ministry of Industry, Trade and Labor established under the Israel Law for the Encouragement of Capital Investments-1959, the BIRD Foundation or any other grant programs for research and development, the European Union or the Fund for Encouragement of Marketing Activities of the Israeli Government (each of the foregoing, a “Governmental Grant”), nor is any asset owned or used by the Company or the US Subsidiary or otherwise necessary for their business subject to any limitations, restrictions, obligations or other Liabilities by virtue or as a result of any Governmental Grant made available to any other Person.

2.5 Absence of Certain Changes or Events. During the period between the Balance Sheet Date and the Agreement Date, there has not been with respect to the Company:

(a) any Material Adverse Effect on the Company or any event or circumstance that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect on the Company;

(b) any amendment or change to the Company Articles or other equivalent organizational or governing documents of the Company or the US Subsidiary;

(c) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any securities;

(d) any incurrence, creation or assumption of (i) any Encumbrance on any material asset or property of the Company, (ii) any Company Debt or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e) any purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, sale, grant, assignment or other disposition or transfer, of any of the Company’s material assets (including Company Intellectual Property (as defined herein) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of products or services to customers in the ordinary course of the Company’s business consistent with its past practices;

(f) any material change in the pricing of the Company’s products or services or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(g) any damage, destruction or loss of any material property or material asset of the Company, whether or not covered by insurance;

(h) any entry into, amendment, renewal or termination of any Material Contract (other than an automatic renewal of such Material Contract by its terms), and there has not occurred any default under or breach by the Company of, or, to the Knowledge of Company, by any other contracting party, any Material Contract;

(i) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of US$10,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

(j) except as required by Israeli GAAP, any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or revaluation by the Company of any of its assets;

(k) any material change with respect to its management, supervisory or other key personnel, any increases in or material modification of the compensation or benefits payable or to become payable to such individuals, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices; or

(l) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or the US Subsidiary to do any of the things described in the preceding clauses (a) through (k) (other than negotiations and agreements with Buyer and its representatives regarding the transactions contemplated by this Agreement).

2.6 Litigation.

(a) There is no private or governmental action, claim, proceeding, suit, hearing, litigation, audit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom (i) brought, conducted or heard by or before, or otherwise involving any Governmental Entity (a “Legal Proceeding”), or (ii) threatened against the Company or any of its assets or properties or any of its directors or officers (in their capacities as such or relating to their employment, services or relationship with the Company or the US Subsidiary), nor , to the Company’s Knowledge, is there any reasonable basis for any such Legal Proceeding.

(b) There is no judgment, decree, rule, injunction or order (an “Order”) against the Company or the US Subsidiary, any of its material assets or properties, or, to the Knowledge of the Company or the US Subsidiary, any of its directors or officers (in their capacities as such or relating to their employment, services or relationship with the Company or the US Subsidiary).

(c) To the Knowledge of the Company, there is no basis for any Person to assert a claim against the Company, the US Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or the US Subsidiary) based upon: (i) the Company or the US Subsidiary entering into this Agreement and the other Transaction Documents to which the Company or the US Subsidiary is a party or any of the other transactions or agreements contemplated hereby or thereby; (ii) any confidentiality or similar agreement entered into by the Company or the US Subsidiary regarding its assets or properties; or (iii) any claim that the Company or the US Subsidiary has agreed to sell or dispose of any of its assets or properties to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Neither the Company nor the US Subsidiary has any Legal Proceeding pending against any other Person.

2.7 Restrictions on Business Activities. Except as set forth on Schedule 2.7 of the Company Disclosure Letter, there is no Contract or Order binding upon the Company that restricts or prohibits or, upon the consummation of the Share Exchange, would restrict or prohibit, any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or limiting the freedom of the Company to engage in the Business or any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person, including any grants by the Company of exclusive rights or exclusive licenses. Other than (a) the Material Contracts, (b) Open Source Materials, (c) “shrink wrap” license agreement, (d) end user license agreements, (e) non-disclosure agreements (or any other similar instrument), and (f) confidential information and invention assignment agreements with employees, consultants and contractors, there are no Contracts or permits to which the Company is a party that relate to or affect the material assets or properties of the Company.

2.8 Compliance with Laws; Governmental Permits.

(a) Each of the Company and the US Subsidiary has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company or the US Subsidiary of, or a failure on the part of the Company or the US Subsidiary to comply with, any Legal Requirement. Neither the Company nor the US Subsidiary, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or the US Subsidiary), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Company and the US Subsidiary has obtained each material national, federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or the US Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor the US Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. Each of the Company and the US Subsidiary has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(c) The Company is familiar with Israeli export control laws and regulations and the marketing and/or export of its products and services are not subject to permits from the Defense Export Control Agency under the Defense Export Control Law, 5766-2007 or from the Israeli Ministry of the Economy under the Import and Export Ordinance (New Version) 5739-1979.

2.9 Title to, Condition and Sufficiency of Assets.

(a) The Company and the US Subsidiary has good title to, or valid leasehold interest in all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected in the Financial Statements or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 2.9 of the Company Disclosure Letter sets forth a list of all leases of real property to which the Company or the US Subsidiary is a party. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) that would reasonably be expected to give rise to a material claim against the Company or the US Subsidiary. Neither the Company nor the US Subsidiary owns any real property. All of the material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and with due regard to the age thereof and taken as a whole.

(b) The assets owned by the Company (i) constitute all of the assets that are necessary for the Company to conduct, operate and continue the Business as currently conducted, and (ii) constitute all of the assets that are used in the Business, without (A) the need for Buyer to acquire or license (in addition to licenses transferred by the Company to Buyer pursuant to this Agreement) any other asset, property or Intellectual Property, or (B) the breach or violation of any Contract.

2.10 Intellectual Property.

(a) As used in this Agreement, the following terms have the meanings indicated below:

(i) “Company Intellectual Property” means any and all Company Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or the US Subsidiary.

(ii) “Company Intellectual Property Agreements” means any written Contract to which the Company or the US Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Owned Intellectual Property or licensed any Third-Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.

(iii) “Company Owned Intellectual Property” means any and all Intellectual Property that is owned (or purported to be owned) by or exclusively licensed to the Company and/or the US Subsidiary.

(iv) “Company Products” means all products or services currently, or at any time within the six (6) month period before the Agreement Date, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or the US Subsidiary and all products or services currently under development by the Company or the US Subsidiary.

(v) “Company Registered Intellectual Property” means the Israeli, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, or registration issued, filed with, or recorded by any governmental authority, registered or filed in the name of, or owned by, the Company or the US Subsidiary.

(vi) “Company Source Code” means, collectively, any software source code or any algorithm contained in any software source code of any Company Products, and any other software source code (or algorithm contained therein) that is included in Company Owned Intellectual Property.

(vii) “Company Trade Secrets” means all Trade Secrets owned (or purported to be owned) by the Company and/or the US Subsidiary.

(viii) “Intellectual Property” means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

(ix) “Intellectual Property Rights” means any and all of the following rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(x) “Proprietary Information and Technology” means any and all of the following, including any tangible embodiments thereof: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all tangible instantiations or embodiments of the foregoing or of any Intellectual Property Rights in any form and embodied in any media.

(xi) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(xii) “Trade Secrets” means all inventions (whether or not patentable) and improvements thereto, know-how, research and development information, business plans, specifications, designs, processes, process libraries, technical data, customer data, financial information, pricing and cost information, bills of material, or other confidential information, including any formula, pattern, compilation, program, device, method, technique, or process, that (i) provides an actual or potential independent economic value from not being generally known to and not being readily ascertainable by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Company and the US Subsidiary own or have the right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all the Intellectual Property used in, necessary to or that would be infringed by the conduct of the Business. The Company Intellectual Property is sufficient for the conduct of the Business. After giving effect to the transactions contemplated by this Agreement, no current or former director, equityholder, officer, employee, contractor or consultant of the Company will own or retain any rights to use any of the Company Owned Intellectual Property.

(c) Neither the Company nor the US Subsidiary has transferred ownership of, or agreed to transfer ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorized the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property Rights that are, were, or otherwise would have been Company Owned Intellectual Property to or by any third party. Neither the Company nor the US Subsidiary permitted the Company’s rights in any Intellectual Property that is or was Company Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which the Company or the US Subsidiary have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d) The Company and the US Subsidiary exclusively own each item of Company Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). After the Closing, all Company Owned Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party (except for any pre-existing restrictions or obligations to which Buyer may be subject independently of this Agreement and the transactions contemplated herein and except for any Taxes that may be imposed on the Buyer in connection with the transfer, if any, of the Company Owned Intellectual Property). The right and license of the Company or the US Subsidiary in and to all Third Party Intellectual Property are as set forth in the applicable written license agreements with such third parties, and are free and clear of any Encumbrances (other than Permitted Encumbrances) that are not specified in such written license agreements.

(e) Schedule 2.10(e)(i) of the Company Disclosure Letter lists all Company Products by name and version number. Schedule 2.10(e)(ii) of the Company Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products and identifies (i) the applicable Contract under which such Third Party Intellectual Property is licensed to Company or a Subsidiary and (ii) the Company Product(s) into or with which such Third Party Intellectual Property is incorporated, integrated, or bundled.

(f) Schedule 2.10(f)(i) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by the Company or the US Subsidiary within 120 days of the Agreement Date with respect to any of the Company Registered

Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property. Schedule 2.10(f)(ii) of the Company Disclosure Letter lists all (A) material unregistered and common law trademarks used by the Company, including a list of applicable jurisdictions, the nature of the goods and services offered under the unregistered and common law trademarks and the dates of first use, and (B) material unregistered copyrights for which an application has not been filed.

(g) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant domain name registrar or governmental authority, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and the US Subsidiary’s ownership interests therein.

(h) With respect to the Company Intellectual Property Agreements:

(i) Neither the Company nor the US Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.

(ii) Following the Closing, the Company and the US Subsidiary will be permitted to exercise all of the Company’s and the US Subsidiary’s rights under the Company Intellectual Property Agreements to the same extent the Company and the US Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the US Subsidiary would otherwise be required to pay.

(iii) None of the Company Intellectual Property Agreement grants any third party exclusive rights to or under any Company Intellectual Property.

(iv) None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property.

(v) There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or the US Subsidiary thereunder.

(vi) No Company Intellectual Property Agreement requires the Company or the US Subsidiary to include any Third Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

(vii) The Company or the US Subsidiary have obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property that is incorporated into, integrated or bundled by the Company or the US Subsidiary with any of the Company Products.

(viii) No third party that has licensed Intellectual Property to the Company or the US Subsidiary has ownership or license rights to improvements or derivative works of such Third Party Intellectual Property that are made by the Company or the US Subsidiary.

Schedule 2.10(h) of the Company Disclosure Letter lists all Company Intellectual Property Agreements and all contracts to which the Company or the US Subsidiary are party pursuant to which any Person has licensed any Intellectual Property to the Company or the US Subsidiary or granted to the Company or the US Subsidiary any immunity, authorization, covenant not to sue or other right with respect to any Intellectual Property, other than licenses of commercially available off-the-shelf software or pursuant to click wrap or shrink wrap agreements requiring payments of up to US$10,000 per license per annum.

(i) Neither this Agreement, the transactions contemplated by this Agreement, nor the assignment to Buyer by operation of law or otherwise of any Contracts to which the Company or the US Subsidiary is a party, will result in: (i) Buyer or any of its Affiliates automatically granting or being obligated to grant to any third party any right to or with respect to any Intellectual Property owned by or licensed to Buyer or any of its Affiliates (other than the Company or its Affiliates), (ii) Buyer or any of its Affiliates (other than the Company or its Affiliates) being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses to which the Company or any Company Subsidiary is not bound or subject on the date hereof, or (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them on the date hereof, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(j) There are no royalties, honoraria, fees or other payments payable by the Company or the US Subsidiary to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company or the US Subsidiary.

(k) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any third party. Neither the Company nor the US Subsidiary has brought any Legal Proceeding against any Person for infringement or misappropriation of any Company Owned Intellectual Property Right or breach of any Company Intellectual Property Agreement by such Person.

(l) Neither the Company nor the US Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which challenges or adversely affects in any material manner the right of Company or the US Subsidiary to exercise or enforce any Intellectual Property Right. Neither the Company nor the US Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party.

(m) The Company and the US Subsidiary are not infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or the US Subsidiary’s use of any product, device or process used in the Business has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party. No Company Product or information or material published or distributed by the Company or the US Subsidiary or conduct or statement of the Company or the US Subsidiary constitutes obscene material, a defamatory statement or material false advertising.

(n) No Company Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by the Company or the US Subsidiary, or which may affect the validity, use or enforceability of any such Company Owned Intellectual Property.

(o) Neither the Company nor the US Subsidiary has received any opinion of counsel that any Company Product or the operation of the Business does or does not infringe any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(p) All consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) have executed a proprietary information and invention disclosure and Intellectual Property assignment agreement with Company or the US Subsidiary identical in all material respects to the form the Company has made available to Buyer (“CIIA”), and no Author has excluded any inventions or other Intellectual Property from the scope of the assignments or licenses granted to the Company or the US Subsidiary under the unmodified form of CIIA. All current and former Israeli employees and consultants of the Company have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” under Section 134 of the IPL (as defined below).

(q) All rights in, to and under all Intellectual Property used in any Company Products or in the operation of the Business that was created or obtained by the Founder Sellers for or on behalf of or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been assigned to the Company, and the Company has no reason to believe that the Founder Sellers are unwilling to provide the Company or Buyer with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto without payment of any new or additional consideration therefor.

(r) No current or former employee, consultant or independent contractor of the Company or the US Subsidiary: (i) is, or as a result of the consummation of the transactions contemplated by this Agreement will be, in violation of any material term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, or non-disclosure in any manner adversely affecting or that could reasonably be expected to adversely affect Company’s rights in Company Intellectual Property; or (ii) has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to any technology, software or other copyrightable, patentable or otherwise proprietary work that such employee, consultant or independent contractor developed for the Company or the US Subsidiary.

(s) The employment of any employee of the Company or the US Subsidiary or the use by the Company or the US Subsidiary of the services of any consultant or independent contractor does not subject the Company or the US Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or the US Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(t) The Company and the US Subsidiary have taken commercially reasonable steps to protect and preserve the confidentiality of all Company Trade Secrets (and any information that would have been a Company Trade Secret but for a failure to take efforts that are reasonable under the circumstances to maintain its secrecy) or Trade Secrets provided by any third party to the Company or US Subsidiary under an obligation of confidentiality (“Confidential Information”). All current and former employees and contractors of the Company and the US Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information.

(u) Schedule 2.10(u) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is used by the Company or the US Subsidiary in any way, and identifies for each item of Open Source Materials (i) the source from which the item was obtained, including any applicable URLs; (ii) the applicable open source license; (iii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; (iv) and whether or not the item was modified by the Company or the US Subsidiary. The Company is materially in compliance with the terms and conditions of all licenses for the Open Source Materials.

(v) Neither the Company nor the US Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or the US Subsidiary with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including any requirement that the Company Products incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(w) The software included in the Company Products or software used in the provision of any Company Product: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize all aspects of the related technology without reference to other sources of information; (ii) is complete and no other computer hardware, software, system, or other information technology is needed in order to carry on the business of Company; (iii) is free from known material defects or deficiencies, errors in design, and operating defects; (iv) as a result of feedback received by the Company from alpha or beta customers, does not require a material upgrade or replacement within the 12-month period after the Closing Date and none are planned; and (v) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.

(x) All Company Products sold, licensed, leased or delivered by the Company or the US Subsidiary to customers and all services provided by or through the Company or the US Subsidiary to customers on or prior to the Closing Date materially conform to applicable contractual commitments and warranties, and conform in all material respects to the Company’s and the US Subsidiary’s relevant advertising and marketing materials and to all applicable product or service specifications or documentation. Neither the Company nor the US Subsidiary has any material Liability (and, to the Knowledge of the Company and the US Subsidiary, there is no legitimate basis for any present or future Legal Proceeding against the Company or the US Subsidiary giving rise to any material Liability) for replacement or repair of the Company Products or other damages in connection therewith in excess of any reserves therefor reflected on the Financial Statements. The Company has not received any notice or request from any Person for indemnification with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property, which notice or request has not been finally resolved.

(y) No (i) government funding; (ii) facilities or resources of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company Owned Intellectual Property, including any government rights and prerogatives as defined under the Israeli Patent Law-1967 (the “IPL”), including rights under Section 55, Chapter 6 and Chapter 8 thereof. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company Owned Intellectual Property. No current or former employee, consultant or independent contractor of the Company or the US Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or the US Subsidiary relating to the creation or development of any Intellectual Property.

(z) Neither the Company, the US Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing Authors access to Company Source Code on a “need to know” basis from the premises of Company or any Subsidiary).

(aa) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or the US Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code, other than confidential disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.

(bb) Neither the Company nor the US Subsidiary nor (if applicable) any predecessor-in-interest to any Company Owned Intellectual Property is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or the US Subsidiary or (if applicable) such predecessor-in-interest to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

(cc) Neither the Company nor the US Subsidiary has collected any personally identifiable information from any third parties except employees and consultants and independent contractors of the Company and the US Subsidiary. The Company and the US Subsidiary have materially complied with all applicable Legal Requirements and their respective internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company or the US Subsidiary (the “Company Websites”) and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or the US Subsidiary or by third parties having authorized access to the records of the Company or the US Subsidiary (including, the Israeli Privacy Protection Law-1981). Each of the Company Websites and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website or in any such materials have been materially inaccurate, misleading or deceptive or in violation of any applicable Legal Requirement. The Company and the US Subsidiary privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. No claims have been asserted in writing or, to the Knowledge of the Company and the US Subsidiary, are threatened against the Company or the US Subsidiary by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the privacy policies of the Company or the US Subsidiary. With respect to all personal and user information described in this Section, the Company and the US Subsidiary have at all times taken all steps reasonably necessary (including without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure other misuse. To the Knowledge of the Company or the US Subsidiary, there has been no unauthorized access to or other misuse of that information. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s and the US Subsidiary’s privacy policies. Neither the Company nor the US Subsidiary has received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(dd) The Company and the US Subsidiary have implemented and maintain a comprehensive security plan which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (ii) maintains notification procedures in material compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information. To the Knowledge of the Company, neither the Company nor the US Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control.

(ee) Schedule 2.10(ee) of the Company Disclosure Letter contains a complete list of all software development tools used by the Company or the US Subsidiary in the Business (the “Development Tools”). Schedule 2.10(ee) of the Company Disclosure Letter also sets forth, for each Development Tool: (i) for any Development Tool not entirely developed internally by the employees of the Company or the US Subsidiary, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (ii) a list of any third parties with any rights to receive royalties or other payments with respect to such Development Tool, and a schedule of all such royalties payable; and (iii) a list of all agreements with third parties for the use by such third party of such Development Tool. The Company or the US Subsidiary has sufficient right, title and interest in and to the Development Tools for the conduct of the Business.

2.11 Taxes.

(a) Each of the Company and the US Subsidiary has, in all material respects, properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date and has timely paid all Taxes required to be paid by it for which payment is due (whether or not shown on any Tax Return) and has, other than amounts accrued for in the Financial Statements, no Liability for Taxes in excess of the amount so paid. There is no claim for Taxes being asserted against the Company or the US Subsidiary that has resulted in an Encumbrance against any of the assets or properties of the Company or the US Subsidiary, other than liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established. All Taxes required to be withheld or paid by the Company or the US Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other Person have been duly and timely withheld or paid, and any such withheld Taxes have been either duly and timely paid to the proper Tax Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Tax Authority, and the Company or the US Subsidiary has complied with all Legal Requirements relating to the proper reporting of such withheld amounts. There are no liens on or against any of the assets or properties of the Company or the US Subsidiary, other than liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established.

(b) The Company has made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the US Subsidiary, to the extent existing.

(c) The Financial Statements reflect all Liabilities for unpaid Taxes of the Company and/or the US Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor the US Subsidiary has any Liability for unpaid

Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date or Taxes arising in connection with the transactions contemplated by this Agreement.

(d) There is (i) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or the US Subsidiary being conducted by a Tax Authority, (ii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or the US Subsidiary currently in effect and (iii) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or the US Subsidiary does not file Tax Returns that the Company or the US Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor the US Subsidiary will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax law as a result of transactions, events or accounting methods employed prior to the Share Exchange.

(f) Neither the Company nor the US Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or the US Subsidiary have any Liability or potential Liability to another party under any such agreement.

(g) Neither the Company nor the US Subsidiary has disclosed on any Tax Returns any Tax reporting position which could result in the imposition of penalties under applicable Legal Requirements, such as Section 6662 of the Code, for United States federal, state, local or foreign Tax purposes.

(h) Neither the Company nor the US Subsidiary has consummated or participated in, and none of them are currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor the US Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or Section 131(g) of the Israeli Tax Code and the regulations thereunder, or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(i) Neither the Company nor the US Subsidiary or any predecessor of the Company or the US Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(j) Neither the Company nor the US Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of being treated as a tax resident, having a permanent establishment or other place of business or, except with respect to withholding Taxes, by virtue of having a source of income in that country.

(k) To the Knowledge of the Company, the Company and the US Subsidiary are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the US Subsidiary, if required under applicable Legal Requirements. The prices for any property or services (or for the use of any property) provided by or to the Company or the Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(l) Neither the Company nor the US Subsidiary has any Liability for the Taxes of any Person (other than the Company or the US Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(m) Neither the Company nor the US Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received prior to the Closing Date; or (vi) election under Section 108(i) of the Code made prior to the Closing Date.

(n) Neither the Company nor the US Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) The Company for itself and for the US Subsidiary has made available to the Buyer all documentation relating to any applicable Tax holidays or incentives. The Company and the US Subsidiary are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement. Neither the Company nor any Subsidiary is, or has ever, claimed or qualified for benefits under the Capital Investment Encouragement Law of 1959, including as a result of a status of an “Approved enterprise”, “Benefited enterprise” or “Preferred enterprise”, and has never filed any application with any Governmental Entity to qualify for such status.

(p) The Company is not and has not been at any time during the five (5) year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(q) Neither the Company nor the US Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Share Exchange.

(r) Schedule 2.11(r) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(s) No closing agreements, private letter rulings or similar agreements or rulings relating to Taxes have been requested, entered into, or issued by any Governmental Entity with or in respect of the Company or the US Subsidiary, other than the Israeli 102 Tax Ruling, the Israeli Section 102 Interim Tax Ruling (if and as applicable), the 104(h) Tax Ruling, the 104(h) Interim Tax Ruling (if and as applicable), and the election of tax route under Section 102 of the Israel Tax Code. To the Knowledge of the Company or the US Subsidiary, no technical advice memoranda relating to Taxes has been issued by any Governmental Entity in respect of the Company or the US Subsidiary. Neither the Company nor the US Subsidiary has requested or received a ruling from any Tax authority (other than the Israeli 102 Tax Ruling, the Israeli Section 102 Interim Tax Ruling (if and as applicable), the 104(h) Tax Ruling, and the 104(h) Interim Tax Ruling (if and as applicable) and except for the election of tax route under Section 102 of the Israel Tax Code). The Company has made available to Buyer accurate and complete copies of any Tax ruling obtained from the Israeli Tax Authority and applications therefor, including with respect to Company Options, in each case since inception.

(t) Neither the Company nor the US Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Code or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israeli Tax Code.

(u) Any related party transactions subject to Section 85A of the Israeli Tax Code conducted by the Company or the US Subsidiary has been on an arms’ length basis in accordance with Section 85A of the Israeli Tax Code and the regulations thereunder.

(v) The Company is duly registered for purposes of Israeli Value Added Tax (“VAT”). The Company has complied in all material respects with all laws concerning VAT, including with respect to the timely filing or making of accurate Tax Returns and payments and the maintenance of records. The Company has not made any exempt transactions (as defined in the VAT law) and there are no circumstances by reason of which there might not be a full entitlement to full credit for all VAT chargeable on inputs, supplies, acquisitions received and imports made (or agreed or deemed to be received or made) by it. The US Subsidiary has never been, and is currently not, required to effect Israeli VAT registration.

(w) Neither the Company nor the US Subsidiary, is a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963

2.12 Employee Benefit Plans.

(a) Schedule 2.12(a) of the Company Disclosure Letter lists (i) all “employee benefit plans” which are maintained or contributed to by the Company or the US Subsidiary for its employees, (ii) each loan to a current employee of the Company or the US Subsidiary, (iii) other than the Company Equity Plan, all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b) The Company has furnished to Buyer a true, correct and complete copy of each of the Company Employee Plans and related plan documents. The Company does not sponsor or maintain any self-funded Company Employee Plan, including, without limitation, any plan to which a stop-loss policy applies.

(c) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Buyer (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action, litigation or claim has been brought, or to the Knowledge of the Company threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor or their Israeli counterparts.

(d) Each type of compensation and benefit plan maintained or contributed to by the Company or the US Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States as of the Agreement Date (each such plan, a “Foreign Plan”) is listed in Schedule 2.12(d) of the Company Disclosure Letter. As regards each Foreign Plan, except as set forth on Schedule 2.12(d) of the Company Disclosure Letter, (i) such Foreign Plan is in compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan (and, specifically, with respect to Section 102 of the Israeli Tax Code and the regulations promulgated thereunder in all respects the Company has complied with the applicable requirements of Section 102 of the Israeli Tax Code and the regulations promulgated thereunder and any publications issued by the ITA (including the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012) in all respects including the timely deposit and notification to the Section 102 Trustee and the ITA of Company 102 Options and Company 102 Shares), filing of the necessary documents with the ITA, the grant of Company 102 Options only following the lapse of the required 30 day period from the filing of the Company Equity Plan with the ITA, the receipt of the required written consents from the holders of Company 102 Options, the appointment of an authorized trustee to hold the Company 102 Options and Company 102 Shares, and in respect of the Company Equity Plan, the receipt of a favorable determination or approval letter from the ITA or that the Company Equity Plan is otherwise approved by, or deemed approved by passage of time without objection by, the ITA, (ii) all contributions and material payments to such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date (other than routine payments to be made in the ordinary course of business, consistent with past practice), and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Financial Statements, (iii) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (iv) to the Knowledge of the Company, there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity with respect to any claim, suit or a written notice regarding proceeding against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, except for any proceeding or demands for benefits payable in the normal operation of such Foreign Plan, (v) the consummation of the transactions contemplated by this Agreement is not expected to create or otherwise result in any Liability with respect to such Foreign Plan, and (vi) except as required by applicable Legal Requirements, no condition exists that would prevent the Company or the US Subsidiary from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Financial Statements and any normal and reasonable expenses typically incurred in a termination event). No Foreign Plan has unfunded material Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(e) All Company Options currently outstanding which were granted by the Company to its Israeli officers, directors and employees were granted under the Company Equity Plan, which was filed for approval with the ITA under the capital gains route of Section 102 of the Israel Tax Code for the purpose of granting options under the capital gains route under Section 102 of the Israeli Tax Code and are subject to tax under the capital gains route under Section 102 of the Israeli Tax Code.

(f) Except as required under applicable Legal Requirements, neither the execution or delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of a subsequent event, (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise but excluding any termination payments in accordance with Legal Requirements becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or a Subsidiary to any Person. No amount paid or payable by the Company or a Subsidiary in connection with the transactions contemplated by this Agreement or the other Transaction Documents, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or will not be deductible by the Company by reason of Code Section 280G.

2.13 Employee Matters.

(a) Schedule 2.13 of the Company Disclosure letter sets forth a true, correct and complete list of all employees of the Company and the US Subsidiary, includes each employee’s name and title, work location, the employing entity, date of hire or engagement, status, actual scope of employment (e.g., full or part-time or temporary), overtime classification (e.g., exempt or non-exempt), prior notice entitlement, salary and any other material compensation and benefits, payable, maintained or contributed to or with respect to which any potential liability is borne by the Company or the US Subsidiaries (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2013), deferred compensation, commissions (including calculation method and amounts received in 2013), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement or any other provident fund (including managers’ insurance and further education fund), their respective contribution rates and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work. Other than their salaries, the employees of the Company and the US Subsidiary are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Schedule 2.13(a) of the Company Disclosure Letter, the employment of each of the employees of the Company and the US Subsidiary is terminable by the Company (or by the US Subsidiary) with no more than one month prior notice. No employee of the Company and the US Subsidiary is entitled (whether by virtue of any Law, Contract or otherwise) to any material benefits, entitlement or compensation that is not listed in Schedule 2.13(a) of the Company Disclosure Letter. Neither the Company nor the US Subsidiary have made any promises or commitments to any of their employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Schedule 2.13(a) of the Company Disclosure Letter. Other than as listed in Schedule 2.13(a) of the Company Disclosure Letter (i) there are no other employees employed by the Company or the US Subsidiary, and (ii) all current and former employees of the Company and the US Subsidiary have signed an employment agreement substantially in the form delivered or made available to Buyer. Details of any Person who has accepted an offer of employment made by the Company or the US Subsidiary but whose employment has not yet started and any employee who was provided with or who received a notice of termination of his or her employment in the last twelve (12) months prior to the signing date of this Agreement are contained in Schedule 2.13 of the Company Disclosure Letter.

(b) Neither the Company nor the US Subsidiary are and have ever been a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, works council, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. Neither the Company nor the US Subsidiary are and have ever been a member of any employers’ association or organization. Neither the Company nor the US Subsidiary has paid, required to pay and has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. Except for extension orders which generally apply to all employees in Israel, no extension orders apply to the Company or to the US Subsidiary and no employee of the Company or the US Subsidiary benefits from any such extension orders. There are no and have never been any labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent, any employees of the Company or the US Subsidiary, and to the Knowledge of the Company there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. Neither the Company nor the US Subsidiary have Knowledge of any union organizing activities or proceedings of any labor union to organize any employees of the Company or the US Subsidiary. Neither the Company nor the US Subsidiary are engaged, and has ever been engaged, in any unfair labor practice of any nature. Neither the Company nor the US Subsidiary have ever had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the employees of the Company and the US Subsidiary.

(c) The Company or the US Subsidiary have not received notice of complaints, charges or claims against the Company or the US Subsidiary and, to the Knowledge of the Company or the US Subsidiary, no such complaints, charges or claims are threatened, by or before any Governmental Entity or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or the US Subsidiary, of any individual. Since the inception of the Company or the US Subsidiary, the Company or the US Subsidiary are, and have been, in compliance in all material respects with all Laws relating to employees, employment and labor issues, including but not limited to: all such Laws relating to wages, hours, overtime and overtime payment, working during rest days, social benefits contributions, severance pay, termination of employment, engaging employees through services providers in accordance with the Israeli Law for Strengthening the Enforcement of Labor Laws-2011, WARN, collective bargaining, discrimination, civil rights, safety and health, immigration, privacy issues, fringe benefits, employment practices, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax.

(d) Schedule 2.13(d) of the Company Disclosure Letter sets forth a true and complete list of all present independent contractors and consultants (“Contractors”) to the Company or to the US Subsidiary, and includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable. Except as set forth in Schedule 2.13(d) of the Company Disclosure Letter, all Contractors can be terminated on notice of thirty days or less to the Contractor. Except as set forth in Schedule 2.13(d) of the Company Disclosure Letter, all Contractors are and all former Contractors were rightly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Entity as employees of the Company or the US Subsidiary, for any propose whatsoever. According to the Contractors’ agreements with the Company or the US Subsidiary, no Contractor is entitled to any rights under the applicable labor laws. All current and former Contractors have received all their rights to which they are and were entitled to according to any applicable Law or Contract with the Company or the US Subsidiary. Neither the Company nor the US Subsidiary are engaged with any personnel through manpower agencies.

(e) Neither the Company nor the US Subsidiary have unsatisfied obligations of any nature to any of their former employees or Contractors, and their termination was in compliance with all material applicable Laws and Contracts.

(f) All former and current employees of the Company and the US Subsidiary have executed the Company’s or the US Subsidiary’s (as applicable) employment agreement and restrictive covenants’ agreement substantially in the standard form of the Company or the US Subsidiary (as applicable) as in effect from time to time and made available to Buyer. All former and current employees or Contractors of the Company or the US Subsidiary have executed an agreement concerning intellectual property, confidentiality and non-compete. The Company has delivered to Buyer: (i) accurate and complete copies of all such standard agreement forms; (ii) accurate and complete copies of all employee manuals and handbooks, all Company and the US Subsidiary policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the employees and Contractors of the Company and the US Subsidiary; (iii) a written summary of all material unwritten policies, practices and customs in the Company and in the US Subsidiary; (iv) accurate and complete copies of all employment agreements with key personnel.

(g) Neither the Company nor any the US Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice). There are no pending claims against the Company or the US Subsidiary under any workers’ compensation plan or policy or for short or long term disability, other than routine sick leave entitlements.

(h) To the Knowledge of the Company, no current employee of the Company or the US Subsidiary: (i) has received an offer to join a business that may be competitive with the Business; or (ii) is in violation of any term of any employment Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company (or by the US Subsidiary) because of the nature of the Business or to the use of trade secrets or proprietary information of others.

(i) Without derogating from any of the above representations, the Company’s and the US Subsidiary’s liability towards their employees regarding severance pay, accrued vacation and contributions to all Company Employee Plans, other than routine payments to be made in the ordinary course of business, consistent with past practice, are fully funded or if not required by any source to be funded are accrued on the Company’s or the US Subsidiary’s (as relevant) financial statements as of the date of such financial statements. The Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding all former and current employees of the Company or the US Subsidiary who reside in Israel based on their full salaries and from their commencement date. All amounts that the Company or the US Subsidiary are legally or contractually required to either (A) deduct from their employees’ salaries and any other compensation or benefit or to transfer to such employees’ Company Employee Plans or (B) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Entity as required by any applicable Law, have been duly deducted, transferred, withheld and paid, in accordance with applicable Law, and neither the Company nor the US Subsidiary have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

(j) Schedule 2.13(j) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees and Contractors of the Company and the US Subsidiary who are working in the United States and, to the Knowledge of the Company and the US Subsidiary, are not United States citizens or permanent residents all of which hold proper work authorizations. Other than as detailed in Schedule 2.13(j) of the Company Disclosure Letter the Company or the US Subsidiary do not currently engage and have never engaged any employee or Contractor, whose employment or engagement, to the Knowledge of the Company, requires special visas, licenses or permits.

2.14 Interested Party Transactions. None of the officers, directors, employees or stockholders of the Company, nor to the Knowledge of the Company and the US Subsidiary, any immediate family member of an officer, director, employee or stockholder of the Company and the US Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company and the US Subsidiary (except for Buyer and except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the Knowledge of the Company and the US Subsidiary, otherwise directly or indirectly interested in, any Contract to which the Company and the US Subsidiary is a party or by which the Company and the US Subsidiary or any of their assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the Knowledge of the Company and the US Subsidiary, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or necessary for, the Business, except for the rights of stockholders under applicable Legal Requirements.

2.15 Insurance. The Company and/or the US Subsidiary has in full force and effect insurance policies, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records. The Company has provided to Buyer or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Company Articles or equivalent organizational or governing documents of the Company and the US Subsidiary, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the Company’s board of directors and stockholders of the Company, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all material applications for such permits, orders and consents. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years.

2.17 Material Contracts. Schedule 2.17 of the Company Disclosure Letter set forth a list of all Contracts to which the Company or the US Subsidiary is a party or by which the Company or any of its assets or properties is bound (each a “Material Contract”).

A true and complete copy of each Material Contract has been delivered to Buyer’s legal counsel. Each of the Company and the US Subsidiary is in compliance with the terms of each Material Contract and is entitled to all material benefits under, and is not alleged to be in default in a material respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, or condition or conduct, with respect to the Company, the US Subsidiary or to the Company’s or the US Subsidiary’s Knowledge, with respect to any other contracting party, which, with the giving of notice or the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (a) the right to declare a default or exercise any remedy under any material Contract, (b) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (c) the right to accelerate the maturity or performance of any obligation of the Company or the US Subsidiary under any Material Contract, or (d) the right to cancel, terminate or modify any Material Contract. Neither the Company nor the US Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any material Contract. Neither the Company nor the US Subsidiary has any Liability for renegotiation of government Contracts or subcontracts.

2.18 Customers and Suppliers.

(i) Neither the Company nor the US Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor.

(ii) Neither the Company nor the US Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier. Neither the Company nor the US Subsidiary has received any information from any supplier that such supplier shall not continue as a supplier to the Company or the US Subsidiary (or Buyer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or the US Subsidiary (or Buyer). The Company and the US Subsidiary have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no Knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

2.19 Export Control Laws. The Company and the US Subsidiary have conducted their export transactions in accordance in all respects with the provisions of applicable export control laws and regulations, including but not limited to the US Export Administration Act and implementing Export Administration Regulations and similar Israeli Legal Requirements. Without limiting the foregoing:

(a) The Company and the US Subsidiary have obtained all export licenses and other approvals required for its exports of products, software and technologies from the State of Israel and the United States;

(b) the Company and the US Subsidiary are each in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the Knowledge of the Company or the US Subsidiary, threatened claims against the Company or the US Subsidiary with respect to such export licenses or other approvals;

(d) there are no actions, conditions or circumstances pertaining to the Company’s or the US Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.20 Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company or its Affiliates.

2.21 Foreign Corrupt Practices. Neither the Company, the US Subsidiary, nor any of their respective officers, directors, employees, shareholders, agents or representatives, or any Person acting for or on their behalf, has directly or indirectly (a) corruptly offered, made, attempted to make, promised, or authorized any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment of anything of value to any individual, private or public, regardless of what form, whether in money, property, or services (i) to assist in obtaining, retaining, or directing business to anyone or obtaining any favorable treatment for business, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or any improper advantage or for special concessions or any improper advantage already obtained, or (iv) in violation of any Legal Requirements (including the U.S. Foreign Corrupt Practices Act, Section 291(a) of the Israeli Penal Code of 1977, and Legal Requirements prohibiting commercial bribery), or (b) established, maintained or incurred any fund, asset, liability or expense that has not been recorded in the books and records of the Company, or that has been falsely recorded in the books and records of the Company. The Company has established and maintained proper internal controls and procedures to provide for compliance with the U.S. Foreign Corrupt Practices Act and Section 291(a) of the Israeli Penal Code of 1977 and has made available to Buyer all such documentation.

2.22 Representations Complete. None of the representations or warranties made by the Company and the US Subsidiary herein or in any Exhibit or Schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement or the other Transaction Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH SELLER

Each Seller hereby represents, warrants, and covenants to Buyer (severally and not jointly with any other Seller and/or the Company) (and, for purposes of Section 3.5, to the Company), as follows:

3.1 Authority; No Encumbrances.

(a) Such Seller has the requisite legal capacity and authority to enter into and perform this Agreement and the Ancillary Agreements (as applicable), and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by such Seller, as applicable, does not, and the consummation of the transactions contemplated hereby by such Stockholder will not, result in the creation of any Encumbrance on any Shares.

(c) By executing this Agreement, such Seller hereby represents, warrants and agrees that such Stockholder hereby consents to the consummation of the Share Exchange and the other transactions contemplated by this Agreement.

(d) To such Seller’s Knowledge, there is no reasonable and legitimate basis for any Person to assert a claim against the Company or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) or such Seller based upon: (i) rights under any Contract, as a result of the transactions or agreements contemplated in this Agreement and the other Transaction Documents, or (ii) any claim that the Company or such Seller has agreed to sell or dispose of any of its assets or properties or such Seller’s ownership interest in the Company or the US Subsidiary, respectively, to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise.

(e) There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock between such Seller and any other person other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service.

3.2 Shares Ownership. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule A hereto, free and clear of any Encumbrance, and upon consummation of the transactions contemplated hereby in accordance with the terms hereof, Buyer will acquire title to such Shares free and clear of any Encumbrance. No Person has a beneficial interest in or a right to acquire or vote any of the Shares set forth opposite such Seller’s name on Schedule A hereto.

3.3 No Brokers. Such Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Exchange or any other transaction contemplated by this Agreement for which the Company, Buyer or any of their respective Affiliates would be liable, and neither Buyer nor the Company will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Share Exchange or any act or omission of the Seller.

3.4 Securities Laws. Each Seller hereby represents, warrants and covenants with respect to itself that:

(a) Without derogating from Section 4, such Seller is aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Buyer Common Stock. Such Seller is acquiring the Buyer Common Stock for such Seller’s or own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

(b) Such Seller is (i) an “accredited investor” within the meaning of Regulation D promulgated by the SEC pursuant to the Securities Act (a “Regulation D Investor”), and/or (ii) not a U.S. Person as defined in Regulation S promulgated under the Securities Act (a “Regulation S Investor”). If such Seller is a Regulation D Investor, such Seller also represents that: (a) such Seller can afford to bear the economic risk of holding the Buyer Common Stock for an indefinite period and can afford to suffer the complete loss of such Seller’s investment in the Buyer Common Stock; (b) such Seller’s knowledge and experience in financial and business matters is such that such Seller is capable of evaluating the risks of the investment in the Buyer Common Stock; and (c) only to the extent that such Seller is not an individual, it has not been organized for the purpose of acquiring the Buyer Common Stock, then all the equity owners of such Seller are Regulation D Investors. If such Seller is a Regulation S Investor, such Seller also represents that: (1) it is not a U.S. Person, (2) it was not organized under the laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act, (3) on the date hereof, the Regulation S Investor is outside the United States, (4) the Seller is not acquiring the Buyer Common Stock for the account or benefit of any U.S. Person, (5) it will not, during the one-year period (or six-month period if the Buyer is a “reporting issuer” as defined in Rule 902(i) of Regulation S for such period) starting on the date of such Seller’s acquisition and receipt of the Buyer Common Stock, offer or sell any of the Buyer Common Stock (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable Legal Requirements, (6) it will, after the expiration of such one-year period (or six-month period if the Buyer is a “reporting issuer” as defined in Rule 902(i) of Regulation S for such period), offer, sell, pledge or otherwise transfer the Buyer Common Stock (or create or maintain any derivative position equivalent thereto) only pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable Legal Requirements and (7) that the offer and issuance of the Buyer Common Stock to such Seller was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and such Seller is not acquiring the Buyer Common Stock for the account or benefit of any U.S. Person. Each Seller has confirmed on the signature page hereto whether such Seller is a Regulation D Investor and/or a Regulation S Investor, and such Seller represents and warrants that the information set forth in its respective signature page is true and correct.

(c) Such Seller understands that the Buyer Common Stock has not been registered under the Securities Act and the shares of Buyer Common Stock are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. Moreover, such Seller understands that Buyer is under no obligation to register the Buyer Common Stock with the SEC.

(d) Such Seller understands that the Buyer Common Stock are “restricted securities” under the United States federal securities laws and may be resold without registration under the Securities Act only in very limited circumstances. In this regard, each Seller is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an Affiliate of such issuer), in a non public offering subject to the satisfaction of certain conditions.

(e) Without derogating from Section 4, such Seller has received and reviewed information about Buyer and has had an opportunity to discuss Buyer’s business, management and financial affairs with its management.

(f) Such Seller acknowledges that the Buyer Common Stock to be acquired by such Seller pursuant to this Agreement will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

(g) Such Seller acknowledges that at no time was such Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Buyer Common Stock.

(h) Such Seller acknowledges that such Seller is fully aware of: (i) the highly speculative nature of the Buyer Common Stock; (ii) the financial hazards involved; (iii) the lack of liquidity of the Buyer Common Stock and restrictions on the Buyer Common Stock (which, for example, may prevent such Seller from being able to sell or dispose of the Buyer Common Stock or use the Buyer Common Stock as collateral for loans); (iv) the qualifications and backgrounds of the management of Buyer; and (v) the tax consequences of acquiring the Buyer Common Stock.

(i) To the extent that a Seller is representing that it is a Regulation D Investor and not a Regulation S Investor for purposes of Section 3.4(b), such Seller acknowledges that: such Seller (i) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the Share Exchange and the other transactions contemplated by this

Agreement, including but not limited to the acquisition of shares of Buyer Common Stock under the terms of this Agreement, (ii) has the capacity to protect such Seller’s own interests in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) is financially capable of bearing a total loss of the Buyer Common Stock.

3.5 Release of Claims Against Company.

(a) Subject to the consummation of the Closing, and in consideration for this Agreement and for the payments referred to herein, each Seller (severally and not jointly) hereby releases, acquits, relieves and forever discharges the Company and each of its past and present predecessors, successors, assigns, employees, officers, directors, stockholders, managers, members, parents, subsidiaries, agents, representatives, consultants, attorneys, insurers, divisions, or affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, rights, actions, complaints, demands, causes of action, charges of discrimination, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, fixed or contingent, which such Seller ever had, now has, or may claim to have (the foregoing, “Causes”) from the beginning of time to the moment he signs this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, to the extent arising out of such Seller’s employment (and cessation of employment) or other association with the Company, including the holding of any Company Capital Stock, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) any rights of such Seller solely in his or her capacity as holder (directly or indirectly through other entities) of equity interests or rights to acquire equity interests in the Company, (ii) any stockholder agreements or other agreements with respect to such equity interests or (iii) any claim related to any disparity of treatment or consideration for such Seller in relation to any other Seller. Notwithstanding the foregoing, the release contained in this Section 3.5(a) will not extend to, or operate with respect to, any Unreleased Claims. For purposes of this Section 3.5(a), “Unreleased Claims” shall mean any and all Causes relating to or arising out of (i) salary, benefits, or any other remuneration payable in the current compensation period or not yet become due in accordance with customary pay practices and positive Legal Requirements requiring payment by a specific date (including the right to receive commissions or bonuses to the extent earned for a monthly, quarterly, or other period not yet completed or for which payment would not ye have been made in the ordinary course (i.e. in the next compensation cycle)), (ii) rights, commitments, and obligations of the Company related to any Company Option not yet exercised or otherwise constituting outstanding capital stock of the Company, subject to adjustment as set forth herein and in the Stock Option Assumption Agreement (in the form previously reviewed by the Company’s and Sellers’ counsel) (the “Stock Option Assumption Agreement”), (iii) the rights of any Seller arising out of this Agreement, the other Transaction Documents, or the transactions contemplated hereby and thereby, and (iv) Seller’s title to or economic ownership of any capital stock of the Company, subject to adjustment as set forth herein and in the Stock Option Assumption Agreement (but, for the avoidance of doubt, this subsection (iv) shall not extend to or cause this definition of Unreleased Claims to extend to any Causes or other claims stemming from Seller’s ownership of capital stock of the Company in such Seller’s capacity as a stockholder and such Causes and other claims shall be included in the release provided in this Section 3.5(a)).

(b) Waiver of California Civil Code Section 1542. Each Seller who is a resident of the State of California acknowledges that the release contained in this Agreement extends to all claims whatsoever being released as set forth in Section 3.5(a) above that he may have with respect to the Released Parties. Each applicable Seller acknowledges that such Seller is not relying and has not relied on any representation or statement made by the Released Parties with respect to the facts involved in any claims hereunder or with regard to his rights or asserted rights. Each applicable Seller hereby assumes the risk of all mistakes of fact with respect to such claims and with regard to all facts which are now unknown to such Seller. It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any such claims and that this Agreement has been executed with the express intention of effectuating the legal consequences provided for in Section 1541 of the California Civil Code, the extinguishment of all obligations as herein described. Each applicable Seller hereby expressly and knowingly waives and relinquishes all rights and benefits that he may have under Section 1542 of the California Civil Code or any similar code section, if and to the extent applicable to the release pursuant to this Agreement. Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

For purposes of this Agreement, the term “creditor” as used and referred to in Section 1542 above means and includes each applicable Seller. Each party has received independent legal advice from their attorneys with respect to the advisability of executing this Agreement and with respect to the meaning of California Civil Code, Sections 1541 and 1542.

(c) No Other Actions. Each Seller represents and warrants that he has not filed or provoked any other pending complaint, claim or charge that is subject to the release contained in Section 3.5 on such Seller’s behalf or on behalf of others, and each Seller is not aware of any such pending complaint, claim or charge on such Seller’s own behalf, against the Released Parties, or any of them, with any local, state or federal agency, administrative or regulatory agency, tribunal or court nor shall any Seller make any such complaint, claim or charge that is subject to the release contained in Section 3.5, whether on such Seller’s behalf or on behalf of others.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws.

4.2 Authority; Noncontravention.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been and the other Transaction Documents to which they are parties, when executed and delivered, will be duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Buyer’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of Buyer’s board of directors, has approved and adopted this Agreement and the other Transaction Documents to which Buyer is a party and approved the Share Exchange and the other transactions contemplated hereby and thereby, determined that this Agreement, the other Transaction Documents to which Buyer is a party and the terms and conditions of the Share Exchange and this Agreement and the other Transaction Documents to which Buyer is a party are advisable and in the best interests of Buyer and its stockholders. Such Buyer board approval is the only corporate consent necessary to adopt this Agreement and the other Transaction Documents to which Buyer is a party and approve the Share Exchange pursuant to the Delaware Law and Legal Requirements.

(b) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which they are parties do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Buyer, in each case as amended to date, or (ii) any applicable Legal Requirement (except any Orders which generally apply in Israel or in the Company’s area of business), except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Buyer’s ability to consummate the Share Exchange or to perform their respective obligations under this Agreement and the other Transaction Documents to which they are parties.

(c) Except as required by applicable Israeli Legal Requirements or United States federal and state securities laws in connection with the issuance of the shares of Buyer Common Stock, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which they are parties or the consummation of the transactions contemplated hereby and thereby that would reasonably be expected to adversely affect the ability of Buyer to consummate the Share Exchange or any of the other transactions contemplated hereby.

4.3 Investment Intention. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

4.4 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the Knowledge of Buyer, threatened against Buyer that seek to restrain or enjoin the consummation of the Share Exchange or the other transactions contemplated hereby.

4.5 SEC Filings; Financial Statements.

(a) Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Buyer may file subsequent to the Agreement Date) are referred to herein as the “Buyer SEC Reports.” As of their respective dates, the Buyer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Report that was filed prior to the Agreement Date.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of Buyer as at the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

(c) Buyer does not have any outstanding Liabilities, other than Liabilities (i) that were incurred after September 30, 2013 in the ordinary course of business consistent with past practice, (ii) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) that were disclosed or reserved against in the most recent the consolidated financial statements (including the notes thereto) included in the Buyer SEC Reports filed prior to the date of this Agreement.

4.6 Issuance of Shares. The issuance of shares of Buyer Common Stock by Buyer to the Sellers pursuant to the terms of this Agreement and the transactions contemplated by this Agreement have been duly authorized by Buyer and, when issued and delivered, will be duly and validly issued, fully paid and nonassessable, free and clear of any Encumbrances.

4.7 No Brokers. The Buyer is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Exchange or any other transaction contemplated by this Agreement for which the Company, Buyer or any of their respective Affiliates would be liable, and none of the Buyer, the Company or the Sellers will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Share Exchange or any act or omission of the Buyer.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company and the US Subsidiary shall (and the Sellers shall use commercially reasonable efforts to cause the Company and the US Subsidiary to) unless consented to in writing by Buyer:

(a) conduct its business in the usual, regular ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement) and in compliance with all applicable Legal Requirements;

(b) (i) sell and/or deliver Company Products consistent with past practices as to license, service and maintenance terms, incentive programs, and revenue recognition and (ii) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations; and

(c) the Company shall promptly notify Buyer of any change, occurrence or event not in the ordinary course of its Business or the US Subsidiary’s business, or of any known change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Company Material Adverse Effect or cause any of the conditions to closing set forth in ARTICLE 7 not to be satisfied.

5.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, except as set forth on Schedule 5.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall cause the US Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Buyer, such consent not to be unreasonably withheld or delayed):

(a) Charter Documents. Cause or permit any amendments to the Certificate of Incorporation or Bylaws, Company Articles or equivalent organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts. Enter into any Contract except in the ordinary course of business consistent with past practice; or enter into any Contract that materially affects any of the Company’s or the US Subsidiary’s rights, obligations, interests, assets, or operations; or enter into any Contract requiring a novation or consent in connection with the Share Exchange, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any Material Contracts;

(d) Employees; Contractors. Other than in the ordinary course of business, consistent with past practice or as disclosed in writing to Buyer prior to the date of this Agreement (including in the form of a hiring forecast or plan approved by the Company’s Board of Directors) (with respect to items (i)-(iii)): (i) hire any additional officers or other employees, or any Contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement or arrangement with any officer or Contractor (unless required by applicable Legal Requirements), or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(e) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(f) Intellectual Property. Transfer or license, other than in the ordinary course of business consistent with past practice, from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Intellectual Property, other than sales and non-exclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis, consistent with past practices);

(g) Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;

(h) Dispositions. Sell, lease, license or otherwise dispose of any of its significant properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;

(j) Payment of Obligations. Pay, discharge or satisfy any Liability to any Person who is an officer, director or stockholder of the Company (other than compensation due for services as an officer or director, employee or service provider or otherwise required under any Contract), or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(k) Termination or Waiver. Cancel, release or waive any claims or rights held by the Company with respect to any Person who is an officer, director or stockholder of the Company;

(l) Company Employee Plans; Pay Increases. Other than as disclosed in writing to Buyer prior to the date of this Agreement: (i) Adopt or amend any employee or compensation benefit plan (including any Foreign Plan), including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under applicable Legal Requirements, (ii) pay any special bonus or special remuneration to any employee or consultant (other than in the ordinary course of business or as required under applicable Legal Requirements and provided that Buyer is provided prior written notice of such bonus or renumeration) or (iii) increase the salaries, wage rates or fees of its employees or consultants;

(m) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (whether in cash or equity), or the acceleration of vesting or other benefits, to any Person;

(n) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of the Buyer prior to filing (provided that such consent shall not be unreasonably withheld, conditioned or delayed), file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP or Israeli GAAP, as applicable, as concurred with its independent accountants and after notice to Buyer;

(p) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(q) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties, other than any third party creation of an Encumbrance on any of the Company’s property which the Company shall have released with payment of no more than US$25,000, in the aggregate, prior to the Closing;

(r) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers; and

(s) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or, to the Knowledge of the Company, any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.13 of the Company Disclosure Letter; and

(t) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (s) in this Section 5.2, or any action which would make any of the Company’s representations or warranties contained in this Agreement or in the other Transaction Documents to which the Company is a party untrue or incorrect (such that the condition set forth in the first sentence of Section 7.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 7.3(a) would not be satisfied).

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 No Solicitation. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE 8, neither the Sellers, the Company nor the US

Subsidiary will (and the Sellers shall use commercially reasonable efforts to cause the Company and the Subsidiary not to), nor will any of them authorize or permit any of their respective officers, directors, Affiliates, employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (a) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (d) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (e) submit any Acquisition Proposal to the vote of any Company Securityholders or (f) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Share Exchange, including, but not limited to, any action, agreement, or understanding, whether or not in writing, by any of the Sellers to transfer, sell, dispose, or otherwise encumber any Company securities. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons other than Buyer and its representatives conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, in his or her capacity as such, takes any action that the Company is obligated pursuant to this Section 6.1 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.1 (unless such breach is waived in writing by Buyer in accordance with Section 8.4 hereof). The Sellers will not sell, transfer or otherwise dispose of any Company securities to any Person unless such person agrees to be bound by this Agreement as a Seller, in form reasonably satisfactory to Buyer.

6.2 Confidentiality; Public Disclosure. Each party hereto agrees that it and its representatives shall hold the terms of the Share Exchange in strict confidence. At no time shall any party disclose any of the terms of the Share Exchange (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Confidential Information”) to any other party without the prior written consent of the party about which such non-public information relates. Notwithstanding the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax, and legal advisors (each of whom is subject to an obligation of confidentiality no less restrictive than as set forth in this Section 6.2), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Legal Requirements and the rules of the New York Stock Exchange. With respect to the Sellers’ Representative, the term “Confidential Information” shall also include information relating to the Share Exchange or this Agreement or the other Transaction Documents received by the Sellers’ Representative after the Closing or relating to the period after the Closing.

6.3 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 7, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably required for effecting completely the consummation of the Share Exchange and the other transactions contemplated hereby.

6.4 Litigation. Until the Closing, the Company will (a) notify Buyer in writing promptly after learning of any Legal Proceeding initiated by or against it or the US Subsidiary, or known by the Company to be threatened against the Company or the US Subsidiary, or any of their directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”) and (b) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.

6.5 Spreadsheet. The Company shall prepare and deliver to Buyer and the Sellers’ Representative, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in the form reasonably acceptable to Buyer, which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing: (a) the names of all the Company Stockholders, Company Optionholders and their respective email addresses , Israeli identification number (and where available, taxpayer identification numbers) and bank account details (including the respective bank name and number, branch name and address, swift number and account number); (b) whether such Person is or was an employee of the Company or the US Subsidiary; (c) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options held by such Persons and, in the case of outstanding certificated shares, the respective certificate numbers; (d) the number of shares of Company Capital Stock subject to and the exercise price per share, as converted to US dollars ($) per the NIS Exchange Rate, in effect for each Company Option; (e) the vesting status and schedule with respect to the Company Options and Company Capital Stock and terms of the Company’s rights to repurchase such unvested Company Capital Stock (including the repurchase price payable per share under each share of unvested Company Capital Stock); (f) the Tax status of each share of Company Capital Stock and Company Option under Section 422 of the Code or, if applicable, under the Israeli Tax Code (including status as a Company 102 Share, Company 102 Option or Company 3(i) Option); (g) the Aggregate Consideration Value, the Company Net Working Capital, the Transaction Expenses that are unpaid as of the Closing, the Buyer Stock Price Per Share, the Fully-Diluted Company Capital Stock Amount, the Aggregate Seller Company Capital Stock Amount, the Founder Seller Company Capital Stock Amount, the Non-Founder Seller Company Capital Stock Amount, the Founder Seller Pro-Rata Share and the Non-Founder Seller Pro-Rata Share; (h) the calculation of the Aggregate Net Consideration Amount, the Equity Exchange Ratio, the NIS Exchange Rate, the Aggregate Founder Seller Cash Amount, the Aggregate Founder Seller Stock Amount, the Aggregate Non-Founder Seller Amount, the Founder Seller Closing Cash Amount, the Founder Seller Closing Stock Amount, the Founder Seller Closing Cash Amount Per Share, the Founder Seller Closing Stock Amount Per Share, for each Founder Seller, the Individual Founder Seller Closing Cash Amount and the Individual Founder Seller Closing Stock Amount, for each Non-Founder Seller, the Individual Non-Founder Seller Closing Amount, the Non-Founder Seller Closing Amount and the Non-Founder Seller Closing Amount Per Share; (i) without derogating from Buyer’s rights under Section 1.10(a) or otherwise binding Buyer to a specific withholding amount or rate, the tax withholding rate and the total amount of Taxes (including for income, payroll, social security and other Taxes) to be deducted and withheld from the Aggregate Stock Consideration Amount that each Company Securityholder immediately prior to the Closing is entitled to receive pursuant to Sections 1.2(b) and (c); (j) the calculation of the Indemnity Holdback Amount, the Founder Seller Indemnity Holdback Amount, the Non-Founder Seller Indemnity Holdback Amount, the Indemnity Pro Rata Share of each Indemnifying Person; (k) the calculation of the Pro Rata Share; and (l) the calculation of the aggregate number of shares of Buyer Common Stock subject to the Founder Stock Restriction Agreement for each Seller Founder.

6.6 Expenses. Whether or not the Share Exchange is consummated, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including Transaction Expenses which will be borne by the Company if the Closing is not consummated for any reason whatsoever) shall be paid by the party incurring such expense (but subject to the unpaid Transaction Expenses being taken into account in the calculation of the Aggregate Consideration Value).

6.7 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Buyer, a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than three (3) Business Days prior to the Closing Date. The Company shall prepare and deliver to Buyer the Company Closing Financial Certificate and the Spreadsheet at or prior to the Closing.

6.8 Tax Matters.

(a) The Company, the US Subsidiary and each Seller agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(b) Israeli Tax Ruling. Promptly following the date of this Agreement, the legal counsels for the Company in full coordination with the legal counsels or advisors of the Buyer will approach the ITA with an application for a ruling (the “Israeli 102 Tax Ruling”) in relation to the tax treatment of Company 102 Shares, Company 102 Options and Company 3(i) Options (to the extent not exercised prior to the Closing) within the scope of this Agreement, to confirm, among others, that (a) Buyer and anyone acting on its behalf (including the Buyer) shall not be required to withhold Israeli Taxes in relation to any consideration payable in respect of Company 102 Shares, Company 102 Options and Company 3(i) Options; and (b) the assumption of Company 102 Options and the conversion of Company 102 Shares into the right to receive the consideration therefor hereunder shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Israeli Tax Code) so long as such assumed options and consideration is deposited with the Section 102 Trustee until the end of the respective holding period; and (c) that tax continuity shall apply in respect to Buyer options, awards and shares received in consideration for Company 102 Shares, Company 102 Options and Company 3(i) Options 102 Option (which ruling may be subject to customary conditions regularly associated with such a ruling). If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that Buyer and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any consideration payable with respect to Company 102 Shares, Company 102 Options and Company 3(i) Options (to the extent not exercised prior to the Closing) (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Section 102 Interim Tax Ruling”) where such consideration shall be subject to the terms of the Israeli 102 Tax Ruling to be obtained following the Closing. Each of Buyer and the Company shall and shall cause its respective Israeli counsel, advisors and accountants to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling or the Israeli Section 102 Interim Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Israeli Section 102 Interim Tax Ruling and the Israeli 102 Tax Ruling as promptly as practicable. The final text of the Israeli 102 Tax Ruling or the Israeli Section 102 Interim Tax Ruling shall in all circumstances be subject to the prior written confirmation of Buyer or its counsel.

6.9 Agreements Pertaining to the Total Stock Consideration.

(a) Restrictions on Transfer. Any transfer of shares of Buyer Common Stock must (i) comply with all applicable securities laws (and Buyer may require that the holder of Buyer Common Stock provide a satisfactory opinion of counsel to this effect) and (ii) comply with any covenants or restrictions that may be undertaken by the holder thereof from time to time.

(b) Certain Transfers Void. Any transfer of the shares of Buyer Common Stock shall be void unless the provisions of this Agreement and any other applicable Contract between Buyer (or its Affiliates) and the Founder Seller are satisfied. Buyer may issue appropriate “stop-transfer” instructions to its transfer agent. If any securities are sold or otherwise transferred in violation of the provisions of this Agreement or any other applicable Contract between Buyer (or its Affiliates) and the Founder Seller, Buyer will not be required (i) to transfer on the books maintained by its transfer agent such transferred securities or (ii) to treat the Seller or any transferee of such securities as owner of such securities, or to accord such Seller or any transferee of the securities the right to vote or receive dividends.

(c) Legends. The certificate or certificates representing the shares of Buyer Common Stock shall bear the following legends, as applicable, (as well as any other legends required hereunder or by applicable corporate and securities laws):

(1) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATES SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(2) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(3) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE ISSUER DOES NOT INTEND TO REGISTER THEM. PRIOR TO ONE YEAR (OR SIX MONTHS IF THE COMPANY IS A “REPORTING ISSUER” AS DEFINED IN RULE 902(i) OF REGULATION S FOR SUCH PERIOD) FROM THE DATE THE SHARES WERE INITIALLY ISSUED BY THE ISSUER THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO ONE YEAR (OR SIX MONTHS IF THE COMPANY IS A “REPORTING ISSUER” AS DEFINED IN RULE 902(i) OF REGULATION S FOR SUCH PERIOD) FROM THE CLOSING DATE MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE

OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(s) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO ONE YEAR (OR SIX MONTHS IF THE COMPANY IS A “REPORTING ISSUER” AS DEFINED IN RULE 902(i) OF REGULATION S FOR SUCH PERIOD) FROM THE CLOSING DATE RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED BY RULE 902(k) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

(d) Removal of Legend. The shares of Buyer Common Stock will no longer be subject to the legends referred to in Section 6.9(c) upon the termination or lapse of the restrictions on transfer described in Section 6.9(a). After such time, and upon a Seller’s request, a new certificate or certificates representing the shares of Buyer Common Stock held in such Seller’s name not repurchased or distributed to Buyer in satisfaction of the indemnification obligations of the Sellers pursuant to ARTICLE 9 shall be issued without the legends referred to above and delivered to such Seller.

6.10 Form S-8 Registration. Buyer shall prepare and file, within sixty (60) calendar days of the Closing Date, with the SEC a registration statement on Form S-8 covering the shares of Buyer Common Stock issuable upon exercise of Company Options held by Continuing Employees and assumed by Buyer pursuant Section 1.2(e). The Company and its counsel shall reasonably cooperate with and assist Buyer in the preparation of such registration statement.

6.11 Necessary Consents. The Company will use commercially reasonable efforts (without being obligated to make any payment to any third Person) promptly to obtain the written consents and authorizations of third parties, give notices to third Persons specified on Exhibit B and take such other actions as may be reasonably necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement and, as requested by Buyer, to keep in effect and avoid the material breach, violation of, termination of, or adverse change to, any Material Contract. Each party agrees to reasonably cooperate with the other party and supply relevant information to the other party or any third party in order to assist the other party in such efforts.

6.12 Employees and Benefits. Buyer intends to provide each Company and US Subsidiary employee with an offer of employment. Subject to a customary post-Closing transition period, the Continuing Employees shall be eligible to participate as soon as reasonably practicable following the Closing Date in all employee benefits and compensation plans maintained by Buyer . Buyer will treat, and cause the applicable benefit plans to treat, the service of the Continuing Employees with the Company or the US Subsidiary attributable to any period before the Closing Date as service rendered to Buyer or any Subsidiary of Buyer for purposes of eligibility and vesting under Buyer’s vacation program, health or welfare plan(s) maintained by Buyer, and Buyer’s defined contribution plans, except where credit would result in duplication of benefits or to the extent that such service was not recognized under the applicable Company Employee Plan. The Company shall use commercially reasonable efforts to assist Buyer with its efforts to enter into an offer letter with all such employees prior to the Closing Date.

6.13 Indemnification of Officers and Directors.

(a) From and after the Closing, Buyer shall, or shall cause the Company to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification provision under the Charter Documents as in effect on the date of this Agreement. From the Closing until the sixth anniversary of the Closing Date, Buyer shall, or shall cause the Company to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreement listed on Section 6.14 of the Company Disclosure Letter in effect between the Company and any Person who is or was a director or officer of the Company prior to the Closing. The Charter Documents of the Company will contain provisions with respect to the exculpation and indemnification and expense advancement that are substantially the same as were in effect as of immediately prior to the Closing for the Company, which provisions will not be amended, repealed or otherwise modified in any material respect in any manner that would adversely affect the rights thereunder of each current and former director or officer of the Company until the earlier of (i) six (6) years from the Closing Date and (ii) such dates as the Company is dissolved or merged into another corporation in which case the majority stockholder or surviving corporation in such merger, respectively, shall assume the indemnification obligations in the first sentence above.

(b) Prior to the Closing, the Company may purchase, for the benefit of all officers and directors of the Company prior to the Closing, policies of directors and officers’ and fiduciary liability “tail” or “run-off” insurance providing for such coverage as the Company may determine in its sole discretion prior to the Closing; provided, however, that any costs and expenses related thereto shall be considered a Transaction Expense. Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

ARTICLE 7

CONDITIONS TO THE SHARE EXCHANGE

7.1 Conditions to Obligations of Each Party to Effect the Share Exchange. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to Buyer or the Company having timely obtained (i) the Israeli Section 102 Interim Tax Ruling or the Israeli 102 Tax Ruling and (ii) the 104(h) Tax Ruling, a 104(h) interim tax ruling confirming amongst others that Buyer shall be exempt from Israeli withholding Tax in relation to any payments made in Buyer Common Stock with respect to an Electing Holder (the “104(h) Interim Tax Ruling”), or a different interim confirmation approval or ruling from the ITA according to which the exchange of shares under this Agreement shall not trigger a withholding obligation on Buyer or anyone on its behalf, and each of the parties shall have signed any acknowledgement and lock-up undertaking required by any such ruling at or prior to the Closing.

7.2 Additional Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and the Sellers and may be waived by the Company and the holders of at least a majority of the Company Capital Stock then outstanding in writing in their sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement and the other Transaction Documents shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement and the other Transaction Documents required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliverables. The Sellers shall have received each of the following agreements, instruments and other documents from Buyer:

(i) evidence of written instructions to Buyer’s transfer agent directing the issuance in book entry (electronic) form of each Seller’s portion of the Non-Founder Seller Closing Amount and the Founder Seller Closing Stock Amount, as applicable, less any Buyer Common Stock that may be set aside for purpose of satisfying withholding or deduction of tax as provided in Section 1.10 hereof to the Seller, pursuant to Section 1.5;

(ii) a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer to the effect that each of the conditions set forth in Section 7.2(a) have been satisfied;

(iii) copies of the Founder Stock Restriction Agreements executed by Buyer;

(iv) a copy of the Escrow Agreement executed by Buyer; and

(v) copies of the offer letters for the Continuing Employees executed by Buyer (or the Company on Buyer’s behalf).

7.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in their sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Sellers in this Agreement (other than in Sections 2.2(a) and 2.2(d)) and the other Transaction Documents shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company and the Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement and the other Transaction Documents required to be performed and complied with by the Company at or prior to the Closing. The representations and warranties of the Company and the Sellers in this Agreement set forth in Sections 2.2(a) and 2.2(d) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(b) No Outstanding Securities. After giving effect to the terms of Sections 1.2(b) and (c), there shall be no outstanding securities, warrants, options, commitments or agreements of the Company as of the Closing that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options, or any other securities under any circumstances.

(c) No Litigation. (a) No suit, action, proceeding, application or counterclaim shall be pending before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the Share Exchange or any transaction contemplated by this Agreement, (ii) cause the Share Exchange or any of the other transactions contemplated by this Agreement or the other Transaction Documents to be rescinded, or (iii) have a Material Adverse Effect on the Company, Buyer or any of their respective Subsidiaries, (b) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Legal Requirements have been enacted having any such effect, and (c) no Governmental Entity shall have notified the parties of any intent to challenge, or issue a Statement of Objections, with respect to any of the transactions contemplated by this Agreement.

(d) Receipt of Closing Deliverables. Buyer shall have received each of the following agreements, instruments and other documents (provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the amounts set forth on the Company Closing Financial Certificate or the Spreadsheet or any of the other agreements, instruments or documents set forth below in this Section 7.3(d) is accurate and shall not diminish Buyer’s remedies hereunder if any of such documents is not accurate):

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer (on behalf of itself, the US Subsidiary and the Sellers), to the effect that each of the conditions set forth in Section 7.3(a) has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying (a) the Company Articles, (b) the Company’s board resolutions approving the Share Exchange and adopting this Agreement, and (c) the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the other Transaction Documents executed or to be executed and delivered by the Company pursuant to this Agreement;

(iii) all of the certificates or instruments, which immediately prior to the Closing represented issued and outstanding Company Capital Stock, together with duly executed share transfer deeds, in a form reasonably acceptable to Buyer;

(iv) a certificate from the Secretary of State of the State of Delaware dated within three (3) Business Days prior to the Closing Date certifying that the US Subsidiary is in good standing and that all applicable State of Delaware corporate Taxes and fees of the US Subsidiary through and including the Closing Date have been paid;

(v) the Spreadsheet (as such term is defined in Section 6.5) completed to include all of the information specified in Section 6.5 in a form acceptable to Buyer and a certificate executed by the Chief Executive Officer of the Company (on behalf of the Company), dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete as of the Closing Date and as of immediately prior to the Closing;

(vi) the Company Closing Financial Certificate;

(vii) letters of resignation from each officer of the Company and the US Subsidiary and from each member of the board of directors of the Company and the US Subsidiary;

(viii) copies of the Founder Stock Restriction Agreements executed by each Founder Seller;

(ix) copies of the Buyer offer letters and/or employment agreements for the Continuing Employees executed by each Continuing Employee;

(x) a copy of the Escrow Agreement executed by the Sellers, the Company, the Sellers’ Representative and the Escrow Agent; and

(xi) evidence satisfactory to Buyer of the giving of notice, or receipt of consent to assignment, termination or amendment, as applicable and pursuant to the methodologies set forth on and for each of the Contracts listed on Exhibit B.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Exchange abandoned by authorized action taken by the terminating party:

(a) by mutual written consent duly authorized by Buyer, the holders of a majority of Company Capital Stock then outstanding (a “Sellers’ Majority”) and the board of directors of the Company;

(b) by either Buyer or a Sellers’ Majority, if the Closing shall not have occurred by September 30, 2014 or such other date that Buyer, on the one hand, and a Sellers’ Majority, on the other hand, may agree upon in writing (the “Termination Date”); and provided, further, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date; it being understood that the Company and the Sellers shall be considered collectively with the Sellers’ Majority for such purpose;

(c) by either Buyer, on the one hand, or a Sellers’ Majority, on the other hand, if any permanent injunction or other Order of a Governmental Entity of competent authority preventing the consummation of the Share Exchange shall have become final and nonappealable;

(d) by Buyer, if it is not in material breach of its obligations under this Agreement, if (i) the Company, the US Subsidiary or any Sellers shall have materially breached any representation, warranty, covenant or agreement contained herein or there shall have been a Material Adverse Effect with respect to the Company, provided, that, such material breach or Material Adverse Effect shall not have been cured within twenty (20) Business Days after receipt by the Company of written notice of such material breach or Material Adverse Effect and if not cured within the timeframe above and at or prior to the Closing, such material breach or Material Adverse Effect would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, or (ii) the Company or the Sellers shall have materially breached Section 5.1; or

(e) a Sellers’ Majority, if the Company and the Sellers are not in material breach of their respective obligations under this Agreement, if Buyer shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within twenty (20) Business Days after receipt by Buyer of written notice of such material breach and if not cured within the timeframe above and at or prior to the Closing, such material breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Sellers, the Company, the US Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of Section 6.2 (Confidentiality; Public Disclosure), Section 6.6. (Expenses), this Section 8.2 (Effect of Termination), and ARTICLE 10 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of the Agreement prior to its termination.

8.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of Buyer, on the one hand, and the Company and a Sellers’ Majority, on the other hand. To the extent permitted by applicable Legal Requirements, Buyer and the Sellers’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Sellers’ Representative.

8.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Sellers’ Representative and Buyer may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Sellers’ Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 9

HOLDBACK FUND AND INDEMNIFICATION

9.1 Holdback Fund.

(a) At the Closing, Buyer will holdback the Indemnity Holdback Amount (such holdback of shares of Buyer Common Stock, the “Holdback Fund”), with such Holdback Fund to be available to compensate Buyer (on behalf of itself or any other Indemnified Person (as such term is defined in Section 9.2 below)) for Indemnifiable Damages (as such term is defined in Section 9.2 below) pursuant to the indemnification obligations of the Indemnifying Parties (as defined below); it being understood that any shares not subject to forfeiture that would be issuable to a Founder Seller under Section 1.2(c), up to such Founder Seller Pro-Rata Share of the Indemnity Holdback Amount, shall first be allocated to the Holdback Fund prior to being allocated to shares to be issued to such Founder Seller pursuant thereto. With respect to each Non-Founder Seller, Buyer shall retain such Non-Founder Seller’s Indemnity Pro Rata Share of the Holdback Fund until 11:59 p.m. Pacific Time on the date that is twenty four (24) months after the Closing Date (the “Non-Founder Seller Holdback Release Date”), and with respect to each Founder Seller, Buyer shall retain such Founder Seller’s Indemnity Pro Rata Share of the Holdback Fund until the earlier date to occur (the “Founder Seller Holdback Release Date” and, together with the Non-Founder Seller Holdback Release Date, each a “Holdback Release Date”) of (i) the Initial Release Date (as defined in the Founder Stock Restriction Agreement), but only if the Israeli income tax due date for the consideration received by the Seller Founders in connection with the Share Exchange is earlier than the Non-Founder Seller Holdback Release Date, or (ii) the Non-Founder Seller Holdback Release Date. Except to the extent there is a cancellation of shares of Buyer Common Stock held in the Holdback Fund in connection with Indemnifiable Damages in accordance with the terms hereof, shares of Buyer Common Stock held in the Holdback Fund shall be treated by the Buyer as issued and outstanding stock of Buyer, and the Indemnifying Person shall be entitled to all rights associated with such Buyer Common Stock including to exercise voting rights and to receive dividends with respect to such shares. No portion (nor all) of the Holdback Fund, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any Indemnifying Party, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnifying Party, in each case prior to the disbursement of the Holdback Fund to any Indemnifying Party in accordance with Section 9.1(b) below, except that each Indemnifying Party shall be entitled to assign such Indemnifying Party’s rights to the shares of Buyer Common Stock withheld in the Holdback Fund (the “Holdback Shares”) by will, by the laws of intestacy, by other operation of law.

(b) As soon as practicable and in any event no later than five (5) Business Days following the applicable Holdback Release Date, Buyer will disburse to the Escrow Agent on behalf of each applicable Indemnifying Party such Indemnifying Party’s Indemnity Pro Rata Share of the Holdback Fund less (i) that portion of the Holdback Fund previously forfeited to Buyer in satisfaction of claims for indemnification in accordance with this ARTICLE 9, if any and (ii) that portion of the Holdback Fund that is determined, in the reasonable judgment of Buyer (acting in good faith and based on facts and circumstances existing at the time), to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in, and pursuant to the requirements of, Section 9.5 below) delivered to the Sellers’ Representative prior to such Holdback Release Date in accordance with this ARTICLE 9, if any. Any portion of the Holdback Fund held following an applicable Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Buyer upon the resolution of such claims shall be disbursed to the Escrow Agent on behalf of the applicable Indemnifying Parties as soon as practicable and in any event within five (5) Business Days following resolution of such claims and in accordance with each such applicable Indemnifying Party’s Indemnity Pro Rata Share of the Holdback Fund.

(c) The per share value of any shares of Buyer Common Stock used to satisfy any Indemnifiable Damages under this ARTICLE 9 shall be the Buyer Stock Price Per Share. The shares of Buyer Common stock contributed to the Holdback Fund by the Founder Sellers and used to satisfy any Indemnifiable Damages under this ARTICLE 9 shall be comprised of shares released from repurchase rights to the extent possible and shares subject to repurchase rights once all shares released form repurchase rights have been depleted to satisfy any Indemnifiable Damages.

(d) Without derogating from Section 1.10 and Article 9, the parties acknowledge, as of the date hereof, to treat and report for Tax purposes the Indemnity Holdback Amount as a part of the aggregate consideration payable to each Indemnifying Party, in connection with his shares of Company Capital Stock, and the Indemnity Holdback Amount payable pursuant to Section 9.1 above does not constitute compensation or deemed compensation for any services rendered or to be rendered at any time by any Indemnifying Party.

9.2 Indemnification. Subject to the limitations set forth in this ARTICLE 9, from and after the Closing Date, the Sellers (the “Indemnifying Parties”) shall severally and not jointly, in proportion to each such Indemnifying Party’s Indemnity Pro Rata Share, indemnify and hold harmless Buyer and its Affiliates (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, Taxes, interest, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, whether or not due to a third-party claim, actually suffered or incurred (collectively, “Indemnifiable Damages”), in each case, to the extent resulting from (a) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (b) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet) required to be delivered to Buyer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Buyer, (c) any breach of or any of the covenants or agreements made by the Company in this Agreement or any certificate delivered by the Company contemplated by the Agreement, (d) any inaccuracies in the Spreadsheet, (e) any Pre-Closing Taxes, and (f) with respect to any Seller separately, any failure of any representation or warranty made by such Seller in Sections 3.1-3.3 (the “Seller Representations”). Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, the US Subsidiary or Buyer with respect to any Indemnifiable Damages claimed by an Indemnified Person. Subject to the limitations set forth in this ARTICLE 9, in the event that Indemnifiable Damages with respect to Fundamental Claims (as defined below) or IP Claims (as defined below) exceed the amount of the Holdback Fund, the balance of such Indemnifiable Damages in excess of the Holdback Fund (if any) shall be borne by the Indemnifying Parties, in accordance with their Pro Rata Share (it being understood that recourse shall be made first with the Holdback Fund in accordance with their Indemnity Pro Rata Share and with respect to the Founder Sellers recourse from the Aggregate Founder Seller Cash Amount shall be last).

9.3 Indemnifiable Damage Threshold; Other Limitations.

(a) If the Share Exchange is consummated, recovery from the Holdback Fund shall constitute the sole and exclusive remedy for the indemnity obligations under this Agreement for the matters listed in clauses (a) (b) and (f) of the first sentence of Section 9.2, except (i) in the case of fraud, intentional or willful breach or intentional misrepresentation by any Person, (ii) any failure of any of the representations and warranties contained in Section 2.2 (Capital Structure), Section 2.3(a) (Authority), and Section 2.11 (Taxes) and, with respect to each such Seller, the representations and warranties of such Seller contained in the Seller

Representations (collectively, the “Fundamental Representations”) to be true and correct as aforesaid, and (iii) any failure of any of the representations and warranties contained in Section 2.10 (Intellectual Property) to be true and correct as aforesaid (the “IP Representations”).

(b) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim against the Holdback Fund or otherwise in respect of any claim for Indemnifiable Damages arising out of or resulting from clauses (a) and (b) of the first sentence of Section 9.2 (and that does not involve (i) fraud, intentional or willful breach or intentional misrepresentation by any Person, or (ii) the Fundamental Representations) unless and until Indemnifiable Damages are in an aggregate amount greater than US$350,000 (the “Basket Amount”), and a Claim Certificate to such effect has been delivered, in which case the Indemnified Person may make claims for indemnification from the Holdback Fund for all Indemnifiable Damages, including the Basket Amount. The Basket Amount shall not apply to any other Indemnifiable Damages.

(c) In the case of (a) the matters listed in clauses (c) - (e) of the first sentence of Section 9.2, (b) any failure of any of the Fundamental Representations to be true and correct as aforesaid or (c) fraud, intentional or willful breach or intentional misrepresentation (collectively, the “Fundamental Claims”), after Indemnified Persons have exhausted or made claims upon all shares of Buyer Common Stock in the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons and in accordance with their Indemnity Pro Rata Share), each Indemnifying Party shall be solely liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that each Indemnifying Party’s liability for all Indemnifiable Damages under this Section 9.3(c) shall be limited to the aggregate consideration (in cash and shares of Buyer Common Stock) actually received by such Indemnifying Party minus such Person’s Indemnity Pro Rata Share of all other claims for indemnification from the Holdback Fund made by Indemnified Persons; provided, that, there shall be no maximum liability applicable to an Indemnifying Party in the case of fraud, intentional or willful breach or intentional misrepresentation committed by such Indemnifying Party; provided, further, that there shall be no maximum liability applicable to the Indemnifying Parties in the case of fraud, intentional or willful breach or intentional misrepresentation committed by the Company.

(d) In the case of any failure of any of the IP Representations to be true and correct as aforesaid (the “IP Claims”), after Indemnified Persons have exhausted or made claims upon all shares of Buyer Common Stock in the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons and in accordance with their Indemnity Pro Rata Share), each Indemnifying Party shall be solely liable for such Person’s Pro Rata Share of the amount of any remaining Indemnifiable Damages resulting therefrom; provided, however, that each Indemnifying Party’s liability for all Indemnifiable Damages under this Section 9.3(d) shall be limited to sixty percent (60%) of the Aggregate Consideration Value (in cash and shares of Buyer Common Stock) actually received by such Indemnifying Party minus such Person’s Indemnity Pro Rata Share of all other claims for indemnification from the Holdback Fund made by Indemnified Persons with respect to IP Claims.

(e) Notwithstanding anything else to the contrary in this Agreement, in no event shall (i) the maximum aggregate liability of all the Indemnifying Parties together under this Agreement exceed the Aggregate Consideration Value and (ii) any Indemnifying Party’s individual aggregate liability exceed such Indemnifying Party’s Pro Rata Share of the Aggregate Consideration Value actually received by such Indemnifying Party (other than, with respect to such Indemnifying Party, for any fraud, intentional misrepresentation or willful misconduct committed by such Indemnifying Party).

(f) Notwithstanding anything contained herein to the contrary, for purposes of computing the amount of any Indemnifiable Damages incurred by an Indemnified Person, there shall be deducted an amount equal to the amount of:

(i) any insurance proceeds actually received by any Indemnified Person from any third-party insurer in connection with such Indemnifiable Damages (net of any applicable deductibles, increases in premiums or similar costs or payments) within the applicable Claims Period; provided, however, that no Indemnified Person shall have any obligation to claim, seek or otherwise obtain any such insurance proceeds to which it may be entitled; and

(ii) indemnity or contribution amounts actually received by any Indemnified Person from third parties (net of applicable costs of recovery or collection thereof) in connection with such Indemnifiable Damages; provided, however, that no Indemnified Person shall have any obligation to claim, seek or otherwise obtain any such indemnity or contribution amounts to which it may be entitled.

(iii) For purposes of this ARTICLE 9, notwithstanding anything to the contrary contained herein, Indemnifiable Damages shall not include and Acquirer shall not otherwise be compensated or reduce the consideration payable hereunder for (1) punitive damages (except to the extent such damages are awarded in connection with a Third Party Claim), (2) any actions or transactions undertaken after the Closing by or at the direction of Buyer and (3) any costs or expenses related to the transfer, or any deemed transfer under Israeli law, of the Company Intellectual Property out of Israel, in connection with the transactions contemplated by this Agreement.

(g) In the case of claims arising out of or resulting from with fraud, intentional or willful breach or intentional misrepresentation committed by an Indemnifying Party, nothing in this Agreement shall limit the rights or remedies of Buyer or any other Indemnified Person against such Indemnifying Party for Indemnifiable Damages. In the case of claims arising out of or resulting from fraud, intentional or willful breach or intentional misrepresentation committed by the Company, nothing in this Agreement shall limit the rights or remedies of Buyer or any other Indemnified Person against the Indemnifying Parties for Indemnifiable Damages under this Agreement or otherwise.

(h) The representations and warranties of the Company contained in this Agreement and any certificate required to be delivered by the Company pursuant to this Agreement constitute the sole and exclusive representations and warranties made by or on behalf of the Company in connection with the transactions contemplated by this Agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties made by or on behalf of the Company of any kind or nature, express or implied, are specifically disclaimed by the Company; provided, however, that the foregoing shall not be construed to prohibit or limit a claim for fraud, intentional misrepresentation or willful misconduct against the Person who committed such fraud, intentional misrepresentation or willful misconduct (as applicable).

(i) Exclusive Remedy. The indemnification remedies set forth in this ARTICLE 9 shall be the sole and exclusive monetary remedies of all Indemnified Persons against the Indemnifying Parties arising out of, resulting from or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby.

9.4 Time Period for Claims. Except in the case of Fundamental Claims or IP Claims, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Holdback Fund for Indemnifiable Damages shall commence at the Closing and terminate (a) with respect to the Non-Founder Sellers, on the Non-Founder Seller Holdback Release Date and (b) with respect to the Founder Sellers, on the Founder Sellers Holdback Release Date (each, a “Holdback Period”). The Claims Period for Indemnifiable Damages to the extent resulting from Fundamental Claims shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations. The Claims Period for Indemnifiable Damages to the extent resulting from IP Claims shall commence at the Closing and terminate upon the date that is thirty-six (36) months after the Closing Date. Notwithstanding anything contained herein to the contrary, such portion of the Holdback Fund as in the reasonable judgment of Buyer (acting in good faith and based on facts and circumstances existing at the time) is necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Seller’s Representative prior to the expiration of the applicable Holdback Period shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied, following which such amounts will be released and distributed in accordance with Section 9.1(b). The availability of the Holdback Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification that any Indemnifying Party may have in his or her capacity as an officer, director, employee, or agent of the Company and no such Indemnifying Party will be entitled to any indemnification from the Company, the Company or the US Subsidiary for amounts paid for indemnification under this ARTICLE 9; provided, however, that the parties agree that the provisions set forth in this Section 9.4 shall in no way be interpreted to invalidate, or otherwise impair, the rights of any Company director or officer to seek indemnification pursuant to the terms set forth in Section 6.14 hereof, other than to the extent in derogation of such Indemnifying Parties indemnity obligations to the Indemnified Persons under this ARTICLE 9.

9.5 Claims.

(a) On or before the last day of the Claims Period, Buyer may deliver to the Sellers’ Representative a certificate signed by any officer of Buyer (a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith determines that it is reasonably likely to incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority is reasonably likely to raise such matter in audit of Buyer or its subsidiaries, which is reasonably likely to give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount determined by Buyer (acting in good faith and based on facts and circumstances existing at the time) to be reasonably likely to incurred, paid, reserved or accrued); and

(iii) specifying in reasonable detail (based upon the information then possessed by Buyer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Sellers’ Representative or the Indemnifying Parties are materially prejudiced thereby. At the time of delivery of any Claim Certificate to the Sellers’ Representative pursuant to Section 9.5(a), a duplicate copy of such Claim Certificate shall be delivered to Buyer by or on behalf of Buyer (on behalf of itself or any other Indemnified Person).

9.6 Resolution of Objections to Claims.

(a) Uncontested Claims. If the Sellers’ Representative does not contest, by written notice to Buyer, any claim or claims by Buyer made in any Claim Certificate within the thirty (30)-day period following receipt of the Claim Certificate, then the Seller’s Representative will be conclusively deemed to have consented, on behalf of all Indemnifying Parties, to the recovery by the Indemnified Person of the full amount of the Indemnifiable Damages specified in the Claim Certificate, including the forfeiture of such portion of the Holdback Fund sufficient to satisfy such Indemnifiable Damages; provided, that, the per share value of any shares of Buyer Common Stock used to satisfy any Claims under this ARTICLE 9 shall be the Buyer Price Per Share.

(b) Contested Claims. If the Sellers’ Representative objects in writing to any claim or claims by Buyer made in any Claim Certificate within such thirty (30)-day period, Buyer and the Sellers’ Representative shall attempt in good faith for twenty (20) days after Buyer’s receipt of such written objection to resolve such objection. If Buyer and the Sellers’ Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(c) Arbitration of Contested Claims. If no such agreement can be reached during the twenty (20)-day period, either Buyer or the Sellers’ Representative may, by written notice to the other, demand arbitration of the dispute regarding the Claim Certificate pursuant to the terms of Section 10.10(a) hereof.

9.7 Sellers’ Representative and Expense Fund.

(a) At the Closing, Ofer Hendler shall be constituted and appointed as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the agent for and on behalf of the Indemnifying Parties to: (i) execute, as Sellers’ Representative, this Agreement, the other Transaction Documents and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby and thereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other Transaction Document, for and on behalf of any Indemnifying Parties, to or from Buyer (on behalf of itself or any other Indemnified Person) relating to this Agreement, the other Transaction Documents or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Parties individually); (iii) review, negotiate and agree to and authorize Buyer to reclaim a number of shares of Buyer Common Stock from the Holdback Fund in satisfaction of claims asserted by Buyer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this ARTICLE 9; (iv) object to such claims pursuant to Section 9.6; (v) consent or agree to, negotiate, enter into, or, if applicable, choose to contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims and any other claims under any of the Transaction Documents (including, but not limited to, any Company Option assumed or issued by Buyer in connection with the transactions contemplated by this Agreement), resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby in accordance with Section 10.10(a), and take or forego any or all actions permitted or required of any Indemnifying Parties or necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties; (vii) consent or agree to any amendment to this Agreement or any other Transaction Document or to waive any terms and conditions of this Agreement or other Transaction Documents providing rights or benefits to the Indemnifying Parties in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Buyer and its Affiliates (including without limitation, after the Closing, the Company) shall be entitled to rely on the appointment of Ofer Hendler as the Sellers’ Representative and treat such Sellers’ Representative as the duly appointed attorney-in-fact of each Indemnifying Parties and as having the duties, power and authority provided for in this Section 9.7 and as provided in any other Transaction Document. The Indemnifying Parties shall be bound by all actions taken and documents executed by the Sellers’ Representative in connection with this ARTICLE 9 or pursuant to the terms of any other Transaction Document, and Buyer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Sellers’ Representative, subject to the provisions and qualifications set forth herein.

(b) The Person serving as the Sellers’ Representative (i) may be replaced from time to time by the holders of a majority in interest of the aggregate number of shares of Buyer Common Stock held in the Holdback Fund subject to Buyer’s prior written consent (which shall not be unreasonably withheld or delayed), and (ii) shall be immediately replaced as agent, by the holders of a majority in interest of the aggregate number of shares of Buyer Common Stock held in the Holdback Fund, and subject to Buyer’s prior written consent (which shall not be unreasonably withheld or delayed), in the following events: (A) in case any proceeding, whether voluntary or involuntary, is instituted by or against the Sellers’ Representative seeking to adjudicate it bankrupt or insolvent by a decree of a court of competent jurisdiction, or seeking liquidation, winding up, stay of proceedings, arrangement with creditors, protection, or relief of it or its debts under any Legal Requirements, and either any such proceedings have not been dismissed within thirty (30) days, or the Sellers’ Representative shall have consented to or failed to challenge such proceeding, (B) in case any proceeding, whether voluntary or involuntary, is instituted by or against the Sellers’ Representative, seeking the entry of an order for relief or the appointment of a temporary or permanent receiver, liquidator, custodian trustee, special manager or other similar official for it or for a material part of its assets, or a stay of proceedings, and either any such proceedings have not been discharged within thirty (30) days, or the Sellers’ Representative shall have consented to or failed to challenge such proceeding, (C) in case of any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, scheme or arrangement or other compromise or arrangement, reorganization, arrangement, composition or readjustment of debt, stay of proceedings, of or other similar proceedings affecting, the Sellers’ Representative or its assets, (D) the Sellers’ Representative admits its inability to pay its debts when due, (E) the transaction of the business of the Sellers’ Representative is suspended, substantially curtailed or ceased for a period longer than thirty (30) days, (F) in case the Sellers’ Representative is an individual, upon the death or incapacity of such individual, and (G) in case the Sellers’ Representative resigns. Any new Sellers’ Representative appointed as aforesaid shall be deemed for all purposes as a Sellers’ Representative under this Agreement having the powers and authorities set forth herein. No bond shall be required of the Sellers’ Representative.

(c) The Sellers’ Representative shall not be liable to any former holder of Company Capital Stock for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without fraud. The Sellers’ Representative shall serve as the Sellers’ Representative without compensation; provided, that, the Indemnifying Parties shall severally, based on their respective Pro Rata Share, indemnify the Sellers’ Representative and hold him harmless against any loss, liability or expense incurred without fraud on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers’ Representative (an “Agent Loss”), in each case as such Agent Loss is incurred or suffered; provided, that, in the event it is finally adjudicated that an Agent Loss or any portion thereof was primarily caused by the fraud of the Sellers’ Representative, the Sellers’ Representative will reimburse the Indemnifying Parties the amount of such indemnified Agent Loss attributable to such fraud. The Sellers’ Representative may reimburse itself for any Agent Loss from the Expense Fund. In the event that, following the later of the lapse of the IP Claims Period, or the resolution of any pending indemnification claim of an Indemnified Person, there are any funds left in the Expense Fund the Sellers’ Representative shall deliver to each Indemnifying Party such Seller’s Indemnity Pro Rata Share of the fund left in the Expense Fund. No bond will be required of the Sellers’ Representative.

(d) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative that is within the scope of the Sellers’ Representative’s authority under Section 9.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, binding and conclusive upon each such Indemnifying Party; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Parties. Buyer, the Company and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers’ Representative.

(e) The parties agree that the Sellers’ Representative shall have reasonable access, during normal business hours and upon reasonable notice, to information about the Company and Buyer and the reasonable assistance of the Company’s and Buyer’s officers and employees to the extent required solely for purposes of performing his or her duties and exercising his rights under this Agreement upon execution of a non-disclosure agreement reasonably acceptable to Buyer under which the Sellers’ Representative agrees to treat confidentially and not disclose any nonpublic information from or about the Company, Buyer or their Affiliates to anyone (except on a need to know basis to individuals (identified to the Company and Buyer in writing in advance) who agree in writing to treat such information confidentially) or use such information for any other purpose.

9.8 Third-Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer in good faith believes is reasonably likely to result in Indemnifiable Damages (a “Third Party Claim”), Buyer shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such Third Party Claim. Buyer shall timely notify the Sellers’ Representative of a Third Party Claim, and the Sellers’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claim. However, except with the written consent of the Sellers’ Representative, which consent shall be deemed to have been given unless the Sellers’ Representative shall have objected within thirty (30) Business Days after a written request for such consent is delivered to the Sellers’ Representative by Buyer, no settlement or resolution by Buyer of any claim that gives rise to a claim against the Indemnifying Parties shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Sellers’ Representative has consented to any such settlement or resolution, neither the Sellers’ Representative nor any Indemnifying Party shall have any power or authority to object under Section 9.6 or any other provision of this ARTICLE 9 to the amount of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement or resolution but only to the extent that the amount of any such claim by or on behalf of any Indemnified Person is equal to or less than the amount consented to in any such settlement or resolution.

9.9 Treatment of Indemnification Payments. The Indemnifying Parties, the Sellers’ Representative and Buyer agree to treat (and cause their Affiliates to treat) any payment received pursuant to this ARTICLE 9 as adjustments to the Aggregate Net Consideration Amount for all Tax purposes, to the maximum extent permitted by Legal Requirements.

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations and Warranties and Covenants. If the Share Exchange is consummated, the representations and warranties of the Company and the Sellers contained in this Agreement, the other Transaction Documents (including the Company Disclosure Letter and any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until (i) with respect to the Non-Founder Sellers, the Non-Founder Seller Holdback Release Date and (ii) with respect to the Founder Sellers, the Founder Sellers Holdback Release Date; provided, however, that the Fundamental Representations and the representations and warranties of the Company contained in any certificate delivered to Buyer regarding the same subject matter as those covered by the Fundamental Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect, until the expiration of the applicable statute of limitations; provided, however, that the IP Representations and the representations and warranties of the Company contained in any certificate delivered to Buyer regarding the same subject matter as those covered by the IP Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect, until the date that is thirty-six (36) months from the Closing Date; provided, further, no right to indemnification pursuant to ARTICLE 9 in respect of any claim that is set forth in a Claim Certificate delivered to the Sellers’ Representative prior to the expiration of the applicable Claims Period shall be affected by the expiration of such representations and warranties; provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE 9 or otherwise to seek recovery of Indemnifiable Damages arising out of any Fundamental Claims until the expiration of the applicable statute of limitations; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE 9 or otherwise to seek recovery of Indemnifiable Damages arising out of any IP Claims until the until the date that is thirty-six (36) months from the Closing Date. If the Share Exchange is consummated, the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall expire and be of no further force or effect as of the Closing. If the Share Exchange is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to ARTICLE 9 in respect of any claim based upon any breach of a covenant that is set forth in a Claim Certificate delivered to the Sellers’ Representative prior to the expiration of the applicable statute of limitations shall be affected by the expiration of such covenant.

10.2 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by electronic mail or facsimile (in either case with confirmation of receipt) or sent by nationally recognized overnight courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by electronic mail or facsimile during normal business hours on a business day; one (1) business day after dispatch if sent by electronic mail or facsimile outside of normal business hours or on a day other than a business day; and one (1) business day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.2:

(a) if to Buyer, to:

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

Attention: Mark Kraynak and Trâm Phi

Facsimile No.: (650) 362-2390

Telephone No.: (650) 345-9000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: David A. Bell, Esq.

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(b) if to the Sellers’ Representative, to:

Ofer Hendler

1 Shizaf st, Kfar Saba

Facsimile No.: 03-5283843

Telephone No.: 052-6144461

with a copy (which shall not constitute notice) to:

Goldfarb Seligman & Co., Law Offices

Electra Tower, 98 Yigal Alon Street

Tel Aviv 67891

Israel

Attention: Michael Heller, Adv.

Facsimile No.: (972) 3-521-2218

Telephone No.: (972) 3-608-9948

10.3 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.4 No Joint Venture. Nothing contained in this Agreement or any Ancillary Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto or thereto. No party is by virtue of this Agreement or any Ancillary Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 10.4.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

10.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all the exhibits attached hereto and thereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE 9 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the prior consent of the Company; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein, to the extent applicable.

10.10 Governing Law; Jurisdiction and Venue; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Any dispute with regard to or arising under this Agreement or any other Transaction Document shall be resolved by arbitration conducted by a single arbitrator reasonably mutually acceptable to the Buyer and the Sellers’ Representative; provided that in the absence of agreement by the Buyer and the Sellers’ Representative in this regard, the arbitrator will be appointed by Judicial Arbitration & Mediation Services/EnDispute (or its successor) (“JAMS”) in accordance with its Comprehensive Arbitration Rules & Procedures (the “Arbitration Rules”). The decision of the arbitrator shall be nonappealable, binding and conclusive upon the parties hereto. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Santa Clara County, California under the Arbitration Rules, as such rules will be in effect on the Closing Date, except to the extent that such rules are inconsistent with this Section 10.10(a), in which case this Section 10.10(a) will govern. The parties hereby agree that the Expedited Procedures set forth in Sections 16.1 and 16.2 of the Arbitration Rules shall be employed; that direct examination and cross examinations may be conducted by video conference where issues of scheduling and travel time and costs preclude a witness from appearing in person in Santa Clara; that a stenographic record of the evidentiary phase of the arbitration will be kept and that the parties will split the costs thereof subject to the arbitrator’s order for costs at the conclusion of the arbitration. Except as may be otherwise expressly provided herein, the burden of proof in the arbitration will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Delaware applicable to contracts executed, entered into and performed within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction. The arbitrator’s decision and award shall set forth findings of fact and conclusions of law and include an order for costs requiring the non-prevailing party to pay (1) its own expenses, (2) the fees of the arbitrator in full, the administrative fee of JAMS in full and other reasonable arbitration expenses in full to the extent determined by the arbitrator in his/her sole discretion, and (3) the expenses of the prevailing party, including its attorneys’ fees and costs, reasonably incurred in connection with the arbitration, including travel and lodging costs incurred in order to attend arbitration hearings (for the avoidance of doubt, such costs order shall include reimbursement by the non-prevailing party of any fees of the arbitrator and administrative fees of JAMS paid during the arbitration by the prevailing party). For purposes of this Section 10.10(a), Buyer shall be deemed to be the prevailing party if the arbitrator awards Buyer one-half or more of the amount in dispute, in which case the Indemnifying Parties, Sellers or Sellers’ Representative (as applicable) shall be deemed to be the non-prevailing party; it being understood that notwithstanding any other provision hereof, in the event that Buyer is the prevailing party any such fees and costs that are to be borne by the Indemnifying Parties, Sellers or Sellers’ Representative (as applicable) pursuant hereto may be claimed by Buyer directly from the Expense Fund subject to Sellers’ Representative rights thereto and only following the later of the lapse of the IP Claims Period, or the resolution of any pending indemnification claim of an Indemnified Person and to the extent not recoverable therefrom shall be deemed Indemnifiable Damages recoverable against the Holdback Fund, in each case without duplication of any amount actually paid by the Indemnifying Parties, Sellers or Sellers’ Representative. Subject to the foregoing agreement to arbitrate, the parties hereto hereby irrevocably submit to the jurisdiction of the state courts of the State of California located within the County of Santa Clara in the State of California and the Federal courts of the United States of America located within the Northern District of California in respect of any judicial proceedings that may be necessary to enforce the agreement to arbitrate in accordance herewith or in support of the foregoing arbitration (including for interim relief or for the purpose of enforcing any arbitral award) or otherwise in connection with said arbitration, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding as aforesaid that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that it is inconvenient (forum non conveniens), and, without modifying any part of the foregoing, the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a California State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Santa Clara, California with respect to state court matters or in the Northern District of California with respect to Federal court matters.

(b) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, the other Transaction Documents each Schedule and each Exhibit attached hereto and thereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, each of Buyer, the Company, each of the Sellers and the Sellers’ Representative have caused this Share Exchange Agreement to be executed and delivered by their respective officers thereunto duly authorized (in the case of Buyer and the Company), all as of the date first written above.

SELLERS:		BUYER: IMPERVA, INC.

/s/ Ofer Hendler		By:	/s/ Terry Schmid
OFER HENDLER		Name:	Terry Schmid
		Title:	Chief Financial Officer

/s/ Michael Kantarovich		COMPANY: SKYFENCE NETWORKS LTD.
MICHAEL KANTAROVICH
		By:	/s/ Ofer Hendler
		Name:	Ofer Hendler
/s/ Michael Boodaei		Title:	Chief Executive Officer
MICHAEL BOODAEI
SELLERS’ REPRESENTATIVE:

/s/ Amichai Shulman		/s/ Ofer Hendler
AMICHAI SHULMAN		OFER HENDLER

HAPRI LTD.

By:	/s/ Shlomo Kramer
Name:	Shlomo Kramer
Title:	Director

By:	/s/ Amir Rapoport
Name:	Amir Rapoport
Title:	Director

TAMIR FISHMAN TRUSTS 2004 LTD. ON BEHALF OF EVGENY SHVIDKY

By:	/s/ Dana Brauman Granot
Name:	Dana Brauman Granot
Title:	Chief Executive Officer

By:	/s/ Roy Fisher
Name:	Roy Fisher
Title:	Vice President

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